Dated                                                  May 22, 2000

PROHOLDCO. LIMITED

- and -

REUTERS LIMITED

NETWORK SERVICES AGREEMENT

Slaughter and May, 35 Basinghall Street, London EC2V 5DB Ref: NJS/RAXS TECopy3

24.	PRIME CONTRACTOR	39

25.	PROTON PERSONNEL	40

26.	AUTHORITY	42

27.	EMPLOYEE RESTRICTIONS	42

28.	INSURANCE	42

29.	LIABILITY	43

30.	WARRANTIES AND UNDERTAKINGS	45

31.	INTELLECTUAL PROPERTY AND INDEMNITY	47

32.	AUDIT	48

33.	TERM	50

34.	TERMINATION	50

35.	EFFECT OF TERMINATION	51

36.	DISCONTINUATION OR REFUSAL OF SERVICE FOR REGULATORY REASONS	54

37.	REUTERS OBLIGATIONS/REUTERS SERVICES EQUIPMENT	56

38.	CONFIDENTIALITY	58

39.	DISPUTE RESOLUTION AND ESCALATION	59

40.	CHANGE CONTROL	61

41.	DATA PROTECTION	61

42.	SET OFF	62

43.	FORCE MAJEURE	62

44.	REMEDIES AND WAIVERS	63

45.	COSTS AND EXPENSES	63

46.	INVALIDITY	63

47.	ASSIGNMENT	64

48.	ANNOUNCEMENTS	64

49.	NOTICES	65

50.	ENTIRE AGREEMENT	67

51.	FURTHER ASSURANCE	67

52.	SUCCESSORS AND ASSIGNS	68

53.	NO PARTNERSHIP	68

54.	COUNTERPARTS	68

55.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	68

56.	JURISDICTION OF ENGLISH COURTS	69

57.	CHOICE OF GOVERNING LAW	69

THIS AGREEMENT is made on the twenty second day of May, 2000

BETWEEN:

(1)	PROHOLDCO. LIMITED, a company incorporated in England under registered number 3918478 whose registered office is at 85 Fleet Street, London, EC4P 4AJ (“Proton”); and

(2)	REUTERS LIMITED a company incorporated in England under registered number 145516 whose registered office is at 85, Fleet Street, London EC4P 4AJ (“Reuters”)

WHEREAS:

(A)	The Reuters Group carries on the business as a provider of data, news and other services to the financial services sector and others throughout the world and has established a telecommunications network.

(B)	The Proton Group has been established as a joint venture between Reuters and Equant for the purpose of carrying on the Business (as defined in the Shareholders’ Agreement).

(C)	The Proton Group have agreed to provide certain telecommunications services to the Reuters Group to enable the Reuters Group to operate its business in the same manner as was conducted prior to the date hereof and to develop such network so as to seek to improve capability and reduce cost.

(D)	Proton has agreed to perform, and shall procure that the relevant members of its Group perform, the Services to the Service Levels, and to implement regular service reviews as agreed between the parties to seek to ensure that its performance under this Agreement exceeds the Service Levels on the terms and conditions of this Agreement.

(E)	Proton has agreed to provide, and shall procure that the relevant members of its Group provide, the Reuters Group with a high quality of service and with the intention of creating a leading edge telecommunications network for the Reuters Group and Reuters Customers.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the following terms have the following meanings:
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“Additional Address”	has the meaning given in Clause 13.4;

“Ancillary Agreements”	means the Contributions Agreement, the Services Agreement and the Shareholders’ Agreement;

“Business Days”	means in respect of a country a day (other than Saturday or Sunday) on which banks open for business in that country;

“Change Control Procedure”	means the procedures set out in Schedule 7 for implementing any change to the Services or the ordering of New Services or for making any other amendment to this Agreement;

“Contributions Agreement”	means the agreement of that name and executed on the date of this Agreement between certain members of the Reuters Group, certain members of the Equant Group and Proton;

“Customer Operations Manual”	means the customer operations manual to be developed and agreed between the parties in accordance with Clause 3 and which will address, inter alia, the issues referred to in the Schedules as being set out in that manual;

“Customer Premises Equipment” or “CPE”	means equipment used to provide Services located at a Reuters Site (in connection with the provision of Services to a member of the Reuters Group) and/or a Customer Site;

“Customer Site”	means each Site that is a business location of a Reuters Customer;

“Development Projects”	means the development projects set out in Schedule 14;

“Development Tools”	means all methodologies, software development tools, know-how, processes, technologies and algorithms;

“Equant”	means Equant Finance B.V.;

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“Effective Date”	means the date of this Agreement;

“Equant Group”	shall have the meaning given in the Shareholders’ Agreement;

“Financial Services Customer”	means a customer of the Reuters Group or the Proton Group (as applicable) who uses the services provided by the Reuters Group or the Proton Group (as applicable) for their performance of financial services related activities and communications relating to such activities;

“Force Majeure”	means those events as defined in Clause 43.1;

“Framework Agreement”	means the framework agreement between Reuters and Equant relating to the proposed establishment of Proton dated 3rd February, 2000;

“Global or Strategic Products”	means the products or services provided by the Reuters Group to users for their performance of financial services related activities and communications relating to such activities, including those products and services listed in Schedule 16 and other such services offered from time to time for discount to Reuters Group global customers and any such product or service which is global or strategic assessed by reference to international coverage, market share and/or contribution to Reuters Group profitability;

“Initial Address”	means a Registered Address listed in paragraph 5.3 of Schedule 1;

“Instinet”	means the Reuters Group member currently known as Instinet Corporation;

“Integration Date”	means the date when ninety-five per cent. (95%) of the Nortel Passport Switches have been integrated into the Network in accordance with the

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Integration Plan;

“Integration Plan”	means the plan set out in the Partner Services Agreement, with the same date of this Agreement between Proton and Equant, relating amongst other things to the integration of the network used by the Reuters Group immediately prior to the Services Commencement Date into the Network, as such plan may be amended from time to time in accordance with the terms of that Partner Services Agreement;

“IPO”	means the date on which Proton obtains a full listing on the London or New York Stock Exchange, or such other exchange agreed between the parties to the Shareholders’ Agreement;

“IPRs”	means patents, trade marks, signs and service marks, rights in designs, trade or business names or signs, copyrights (including rights in computer software), database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms or protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world now or in the future;

“Key Proton Personnel”	means the key Proton Personnel as shall be agreed by the parties prior to the Service Commencement Date (or thereafter in accordance with Clause 3), who will initially perform the Specified Services in accordance with Clause 25.4;

“Network”	means the Network Equipment together with the circuits used by the Proton Group from time to time to provide the Services, but excluding Tail Circuits which are not under the control of the

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Proton Group;

“Network Equipment”	means telecommunications equipment (including satellite equipment, hardware, software and related cables and connectors) together with any network management system required to manage and/or administer such telecommunications equipment used by the Proton Group from time to time to provide the Services, but excluding CPE;

“Network Services”	means national and international wide area data, voice and video (using internet protocol) services, including the management of Customer Premises Equipment (such as routers) associated with such services, internet access and related value added services such as web hosting and firewalls;

“New Services”	means any service of a type not currently included as part of the Services that a member of the Proton Group is requested by a member of the Reuters Group to provide from time to time;

“Nortel Passport Switches”	means the switches identified as Nortel Passport Switches in the Integration Plan;

“Proton Group”	means Proton and any subsidiaries of Proton from time to time, together with such entities as are from time to time operating as authorised distributors in territories due to the local law not permitting Proton to operate through a subsidiary in those territories, and for the purpose of this definition a company is a “subsidiary” of Proton if Proton owns at least fifty per cent. (50%) of the ordinary equity of that company or otherwise has the right to exercise control over the management of that company;

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“Proton Personnel”	means the Proton Group’s employees together with their agents and subcontractors and the employees of such agents and subcontractors engaged by the relevant member of the Proton Group in connection with this Agreement;

“Registered Address”	means a public registered IP address;

“Reuters Customers”	means any customer from time to time of the Reuters Group;

“Reuters Equipment”	means the telecommunications equipment (including satellite equipment, hardware, software and related cables and connectors) and circuits, together with any network management systems used by the Reuters Group to administer and/or manage such telecommunications equipment and circuits, used by the Reuters Group to provide to the Reuters Group services equivalent to the Services immediately prior to entering into this Agreement;

“Reuters Group”	means Reuters its subsidiaries and any holding company and any subsidiaries of such holding company from time to time, together with such entities as are from time to time operating as authorised distributors in territories due to the local law not permitting Reuters to operate through a subsidiary in those territories, and for the purpose of this definition a company is a “subsidiary” of a “holding company” (including where appropriate Reuters) if that holding company owns at least fifty per cent. (50%) of the ordinary equity of that company or otherwise has the right to exercise control over the management of that company, but not including any member of the Proton Group;

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“Reuters Site”	means each Site other than the Customer Sites;

“Related Services”	means in relation to a Service, the list of Services designated in Schedule 1 as being Related Services as such list may be amended from time to time by agreement between the parties;

“Service Commencement Date”	means 1st July, 2000 or such other date as the parties may agree;

“ServiceCredit”	means credits against the charges for the Services to which a member ofthe Reuters Group is entitled in respect of a Service Failure, calculated in accordance with Schedule 6, as amended by agreement between the parties from time to time;

“Service Element”	means the individual services identified as part of the Services in Schedule 1, as amended by agreement between the parties from time to time;

“Service Failure”	has the meaning given in Clause 7.1;

“Service Levels”	means the service levels in relation to the Services as outlined in Schedule 5, as amended by agreement between the parties from time to time;

“Services”	means the services to be provided by the Proton Group to the Reuters Group as outlined in Schedule 1, as amended by agreement between the parties from time to time, and for the avoidance of doubt, shall include all New Services and all additions, changes and enhancements to the Services from time to time included within the Services pursuant to the Change Control Procedure;

“Services Agreement”	means the agreement of that name, executed on the date of this Agreement, between Reuters and Proton;

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“Shareholders’ Agreement”	means the shareholders’ agreement between Proton, certain members of the Reuters Group and Equant, executed on the date of this Agreement;

“Sites”	means the list of business locations of the Reuters Group and/or the Reuters Customer referred to in Schedule 2, as such list may be amended from time to time through the Change Control Procedure;

“Specified Services”	means those Services which Reuters or a member of the Reuters Group is entitled to require be performed by Key Proton Personnel, as shall be identified by Reuters on behalf of the Reuters Group prior to the Service Commencement Date as may be amended by agreement between the parties from time to time;

“Tail Circuit”	means circuits leased from a telecommunications operator, whether domestic or international, including SONET rings, providing connectivity between a Proton Group point of presence and a Site or any customer or supplier of the Reuters Group where such supplier is a supplier of information relating to the products and services sold or supplied by any member of the Reuters Group;

“Third Party Agreements”	means agreements or arrangements between any member of the Proton Group or any member of the Reuters Group and any third party in relation to any product or service relating to the provision of Services;

“Transferred Address”	means each Initial Address and each Additional Address, if any, from time to time;

“Trouble Ticket”	means notification of any issue, outage or deviation from Service Levels affecting one or more Services or

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Service Elements, which may be generated by either party or any member of their Group receiving or providing those Services (as the case may be);

“Virtual Bill”	means the internal allocation of the total costs of the Reuters Equipment and related costs (including the full cost of the Development Projects but excluding the cost of Tail Circuits) produced in accordance with the methodologies established by Reuters or the relevant Reuters Group member as at 31st December, 1999;

“Virtual Spend”	means the total spend on Network Services (excluding any expenditure on Tail Circuits) in the twelve (12) months prior to the most recent quarter date immediately before the Service Commencement Date, determined by reference to the Virtual Bill;

“Volume Related Discount”	means the volume related discount calculated in accordance with Schedule 15; and

“Year”	means the twelve (12) month period from the Service Commencement Date and each successive period of twelve (12) months thereafter.

1.2	Interpretation

In construing this Agreement, unless the context otherwise requires:

(A)	references to Clauses and Schedules are to clauses of, and schedules to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule to this Agreement;

(B)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership or limited partnership (whether or not having separate legal personality);

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(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(D)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four (24) hours running from midnight to midnight;

(E)	references to times are to London times;

(F)	references to “indemnifying” any person against any circumstance are to indemnifying and keeping him harmless, on an after tax basis, from all actions, claims and proceedings from time to time made against him and all loss, damage, payments, cost or expenses (including reasonable legal costs) suffered made or incurred by him as a consequence of that circumstance;

(G)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(H)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(I)	a reference in relation to any particular jurisdiction to any specific legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any other jurisdiction be treated as a reference to any analogous term in that jurisdiction;

(J)	any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(K)	general words shall not be given a restrictive meaning, where introduced by the word “other”, by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things nor by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(L)	references to “£” are to pounds sterling and references to “$“ are to United States Dollars.

1.3	Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules. To the extent that there is an inconsistency between the terms of the body of this Agreement

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and its Schedules, the body of this Agreement shall prevail, unless the Schedule expressly states that it is to prevail over the terms of the body of this Agreement.

2.	EFFECTIVE DATE

2.1	This Agreement shall take effect on the Effective Date.

2.2	From the date of this Agreement until the Service Commencement Date, Reuters shall not do anything or omit to do anything with the intention of changing in a material respect the manner in which it provides telecommunications and related services over the Reuters Equipment, or the manner in which it manages and maintains the Reuters Equipment, from the manner in which, to the best of Reuters knowledge having made all reasonable enquiries, the same was provided, managed and maintained at the date of the Framework Agreement as if this Agreement had not been entered into. To the best of Reuters knowledge, it has not done anything or omitted to do anything from the date of the Framework Agreement until the date of this Agreement which has changed in a material respect the manner in which it provided telecommunications and related services using the Reuters Equipment or the manner in which it managed and maintained the Reuters Equipment as the same was provided, managed and maintained at the date of the Framework Agreement.

2.3	Without limiting the generality of Clause 2.2, Reuters covenants that from the date of this Agreement until the Service Commencement Date neither it nor Instinet shall and Reuters shall use its reasonable endeavours to procure that the members of the Reuters Group shall not, without the prior written consent of Proton (such consent not to be unreasonably withheld or delayed):

(A)	dispose of or reconfigure to a material extent any material part of the Reuters Equipment;

(B)	enter or offer to enter into any contract with a term longer than twelve months and/or of a value greater than one hundred thousand pounds sterling (£100,000), relating to the Reuters Equipment (other than as a result of the acceptance of any existing tender) on terms which prohibit assignment to a member of the Proton Group, and for these purposes a term which provides that any such assignment is subject to the consent of the other party to the contract which consent may not be unreasonably withheld or delayed shall be deemed not to prohibit such assignment; and

(C)	permit any of its insurances relating to the Reuters Equipment to lapse or do anything which makes any policy of insurance void.

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2.4	Without limiting the generality of Clause 2.2, Reuters covenants that from the date of this Agreement until the Service Commencement Date it shall (and shall procure that the relevant members of the Reuters Group shall), subject to any third party rights or restrictions, on reasonable notice during normal business hours (or such other time as may be agreed by Reuters) give the Proton Group’s representatives reasonable access to all relevant material information within its custody and control relating to:

(A)	the operation of the Reuters Equipment and permit such representatives such access rights to observe the operation of the Reuters Equipment as may be reasonably requested; and

(B)	all material developments in relation to the Reuters Equipment,

provided always that Proton shall, and shall procure that each relevant member of the Proton Group and each such representative shall, comply with Reuters and the relevant member of the Reuters Group’s reasonable confidentiality, security and operational procedures made known to them (including by way of prominent public notice).

3.	SCHEDULES

3.1	Finalisation of Schedules

The parties shall use their best endeavours to agree or finalise in good faith any specific or outstanding matters relating to the completion of the Schedules, including the timetables for implementation and completion of the processes and procedures required to be established and performed by each party as described in the Schedules and the Customer Operations Manual and to agree any amendments to the main body of this Agreement to the extent necessary for consistency with the amended Schedules.

3.2	Performance Related Non-Agreed Matters

If by thirty (30) days from the date of this Agreement the parties have not reached agreement on any of the matters to be agreed pursuant to Clause 3.1 (each a “Non-Agreed Matter”) and that Non-Agreed Matter relates to the performance of the Services or Service Levels (“Performance Related Non-Agreed Matter”) then the parties shall escalate the dispute, and shall agree what (if any) additional charges will be payable by Reuters in respect of the relevant Service, in accordance with Clause 39.1, but with timescales for each level of escalation appropriate to ensure that full escalation may occur prior to the Service Commencement Date and provided that Clauses 39.2 and 39.3 shall not apply to the resolution of those matters.

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3.3	Performance of Unresolved Matters

Where any Performance Related Non-Agreed Matter is not resolved after escalation in accordance with Clause 3.2 by the Service Commencement Date, Proton where it is reasonably possible for it to do so, shall perform, and shall procure any relevant member of the Proton Group to perform, the Services which are the subject of Performance Related Non-Agreed Matter to the Service Levels specified by Reuters until that Performance Related Non-Agreed Matter is resolved.

3.4	Payment for Unresolved Matters

Reuters agrees to pay any additional reasonable charge proposed by Proton in relation to the provision of any Service the subject of a Performance Related Non-Agreed Matter during the interim period referred to in Clause 3.3, it being agreed that Proton shall not be relieved of its obligation to provide the Service, unless it is not technically feasible to do so, the subject of a Performance Related Non-Agreed Matter even if the level of reasonable charge cannot be agreed. Where any charge for a Performance Related Non-Agreed Matter cannot be agreed between the parties after good faith negotiations, the dispute shall be resolved in accordance with Clause 39 and Proton shall include any additional sums payable by Reuters or the Reuters Group in the next invoice to be presented to Reuters pursuant to this Agreement.

3.5	Termination for Unresolved Matters

Where the Performance Related Non-Agreed Matter is not resolved in accordance with Clause 3.2 within nine (9) months of it being escalated in accordance with the terms of this Agreement, then either party shall have the right to terminate the relevant Service or Service Element (which, for Reuters, shall be a right of Partial Termination on ninety (90) days notice) and no party shall subsequently have any rights or obligations under this Agreement in respect of those Services or Service Elements (as the case may be).

3.6	Non-Service Related Matters

The parties shall escalate any Non-Agreed Matter other than a Performance Related Non-Agreed Matter (“Other Non-Agreed Matters”), for resolution in accordance with Clause 39.

3.7	Payment for Performance of Non-Service Related Matters

Following or in connection with the resolution of each Other Non-Agreed Matter in accordance with Clause 3.6, if the parties agree (or failing agreement if it is decided in accordance with Clause 39 ) that Reuters shall pay to Proton any additional sums in respect of the Services provided as

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part of that Other Non-Agreed Matter agreed or determined pursuant to Clause 39, Proton shall include such additional sums payable by Reuters or the Reuters Group in the next invoice to be presented to Reuters pursuant to this Agreement.

4.	SERVICES IMPLEMENTATION

4.1	Network Services

On the Service Commencement Date, Proton shall provide (and shall procure the relevant members of the Proton Group to provide) to the Reuters Group (or, as prime contractor and subject to the terms of this Agreement, procure for the Reuters Group) the delivery, management and implementation of the Services for and in relation to the Sites all as specified in the Virtual Bill. From the Service Commencement Date for the duration of this Agreement, Proton shall, and shall procure that the relevant members of the Proton Group shall, continue the delivery, management and implementation of those Services for and in relation to those Sites specified in the Virtual Bill subject to any modifications, additions, alterations or other changes processed through the Change Control Procedure (or otherwise as agreed between the parties).

4.2	Identical Services

Subject to Clause 5, Proton shall, and shall ensure that the relevant members of the Proton Group shall:

(A)	use its reasonable endeavours to ensure that the Services and security, business continuity, procurement and provisioning, performance and operational management processes and procedures relating to the delivery of such Services, provided to each member of the Reuters Group immediately after the Service Commencement Date in accordance with Clause 4.1 are the same as, and of a standard no lower than, the Services received by the Reuters Group immediately prior to such date; and

(B)	comply with the compatibility requirements set out in Schedule 1, subject to any modifications, additions, alterations or other changes processed through the Change Control Procedure (or otherwise as agreed between the parties).

4.3	Instinet Requirements

Proton shall, and shall ensure that the relevant members of the Proton Group shall, implement the specific requirements for Instinet referred to in Schedule 11. It is expressly agreed that nothing in the stipulated Instinet requirements shall diminish the obligations of Proton set out in this Agreement in respect of any other member of the Reuters Group.

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4.4	New and Improved Services

Notwithstanding Clause 16, each member of the Reuters Group shall have the right to procure New Services or modifications, improvements or enhancements to an existing Service from any third party in the event that a member of the Proton Group is unable or refuses to provide or procure any such service requested by a member of the Reuters Group from time to time, it being agreed that:

(A)	for a New Service, Proton shall have a reasonable time (having regard to the business needs of the Reuters Group and Reuters Customers) to introduce and/or procure the introduction of such service, provided that such services are introduced not later than the date six (6) months after Reuters request or as otherwise agreed between the parties;

(B)	for a modification, improvement or enhancement to an existing Service, Proton shall have a reasonable time (having regard to the business needs of the Reuters Group and Reuters Customers) to make and/or procure such modification, improvement or enhancement, provided that such services are introduced not later than the date six (6) months after Reuters request or as otherwise agreed between the parties and provided further that Proton and/or the relevant member of the Proton Group shall have the right to subcontract elements of such modification, improvement or enhancement in accordance with Clause 24.

4.5	Notice of Inability or Refusal to Provide

Without prejudice to Clause 4.4, Proton shall notify Reuters as soon as reasonably practicable of its inability or refusal to provide a New Service and/or modification, improvement or enhancement to an existing Service referred to in Clause 4.4.

4.6	Advance Notice

Reuters shall provide Proton with as much advance notice as is reasonably practicable of any requirement for a New Service or requirement for a modification, improvement or enhancement to an existing Service.

4.7	Changes to Services

Each request by either party or any member of the Reuters Group to change a Service, and each request by Reuters or any member of the Reuters Group for New Services shall be subject to the Change Control Procedure.

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5.	SERVICE LEVELS

5.1	Proton shall provide each Service Element (or shall procure that each Service Element is provided) to the Reuters Group in accordance with the Service Level for that Service Element.

5.2	Proton shall, and shall procure that each relevant member of the Proton Group shall, ensure that all Service Failures and material degradations in the Services shall be kept to a minimum and, in any event, Proton shall, and shall procure that each relevant member of the Proton Group shall, address such Service Failures and degradations in accordance with provisions in the relevant Schedules to this Agreement.

6.	SITES

6.1	Priority Site Obligations

Each party shall comply with its respective obligations in relation to the priority Sites as detailed in Schedule 5.

6.2	Access for Proton Personnel

Reuters shall procure such access for Proton Personnel at all times to the Reuters Sites, and shall use reasonable endeavours to procure such access for Proton Personnel at all times to Customer Sites, in each case as is reasonably necessary to provide the Services in accordance with the terms of this Agreement, including such reasonable access to Sites as is necessary for installation and other engineering works required to support the Services provided under the Agreement or to otherwise carry out its obligations in accordance with this Agreement. For all routine works, Proton shall, or shall procure that the relevant member of the Proton Group shall, provide not less than one (1) Business Day’s notice to Reuters or to the relevant member of the Reuters Group when requiring access to any Site, provided that for the avoidance of doubt no notice shall be required where the Proton Personnel already have valid access rights to the relevant part of the Site. Subject to compliance with Clause 6.3, the notice given by Proton or a member of the Proton Group of Site access requirements in emergency situations and other circumstances requiring urgent non-routine access may be less than one (1) Business Day but shall be as much prior notice as is reasonably practicable in the circumstances. Requests for access should be made to the nominated point of contact at the relevant member of the Reuters Group for the Site concerned. If Proton or a member of the Proton Group is unable to obtain access to a Site (and has complied with its obligations in relation to obtaining access), then Proton shall not be in breach of its obligations under this Agreement (including meeting the Service Levels) to the extent that such inability to obtain access causes what would otherwise be such breach.

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6.3	Compliance with Site Requirements

Proton shall ensure that all Proton Personnel comply with the reasonable security, confidentiality and operational requirements at the Sites of the relevant members of the Reuters Group or Reuters Customers and all security, confidentiality and operational requirements at the Sites imposed by any applicable law or by any regulator, as notified in writing (including by way of reasonable prominent notice) to Proton and the relevant member of the Proton Group from time to time.

6.4	Minimise Disruption at Sites

In all cases Proton shall, and shall procure that members of the Proton Group shall, exercise due care to minimise disruption when Proton Personnel visit a Site for any purpose. Reuters shall procure that the relevant member of the Reuters Group provides and shall use its reasonable endeavours to ensure that Reuters Customers provide reasonable co-operation to the Proton Personnel during such visits.

6.5	Location of Network Equipment

Subject to the terms of the Contributions Agreement and/or Services Agreement as appropriate, Proton and the members of the Proton Group shall be entitled to locate and use Network Equipment at each Reuters Site.

6.6	Location of CPE

Proton and the members of the Proton Group shall be allowed to locate CPE at each Site, provided that the CPE is necessary to support the required Service or Service Elements at that Site or (at the express written request of a Reuters Group member or Reuters Customer) the provision of services to another customer of the Proton Group at or from that Site. Where CPE is located at a Site in connection with the provision of Service under this Agreement, Reuters shall procure that the Site satisfies the manufacturer’s specification and design for the CPE installed including physical and environmental conditions (and such other requirements reasonably specified by Proton) and Reuters shall meet the cost of any required works. Any access to or work at any Site owned, occupied or controlled by a member of the Reuters Group or any Reuters Customer by Proton Personnel shall be subject to such reasonable conditions as may be imposed by the relevant member of the Reuters Group or Reuters Customer, to take account of obligations to third parties, including owners or shared occupiers of any such Site.

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7.	SERVICE CREDITS

7.1	Payment of Service Credits

If Proton fails to provide a Service Element in accordance with the Service Level for that Service Element (a “Service Failure”), then Proton shall pay to Reuters or (where the Services are billed directly to the relevant Reuters Group) the member of the Reuters Group receiving the Services, the Service Credit in respect of that Service Failure, calculated in accordance with Schedule 6.

7.2	Rights to Terminate for Material Breach of Service Obligations

Without prejudice to Clause 34.1(A), where Proton is in material breach of its obligations to provide a Service, Reuters shall have the right (in addition to any other rights and remedies available at law) to terminate this Agreement only in respect of such Services and any Related Services and the definition for material breach of a Service or Service Element shall be exhaustively defined in the Service Level specified for such Service or Service Element. On such right of termination arising, subject to Clause 29, Reuters shall have a further right to claim damages in respect of that Service Failure (including in respect of the period from the commencement of that Service Failure until such termination), provided always that until such time as Reuters has a right of termination pursuant to this Clause 7.2, the Service Credits payable pursuant to Clause 7.1 shall be Reuters’ and, where applicable, the relevant member of the Reuters Group sole remedy in respect of that Service Failure.

7.3	Service Credit Commencement

Without prejudice to any other rights of Reuters under this Agreement, Service Credits shall be payable in respect of each Service in respect of which:

(A)	the Service Level and all related matters have been agreed; and

(B)	there are objectively verifiable measurements of such Service Level (which for the avoidance of doubt shall be based on Reuters or the relevant member of the Reuters Group’s measurements over at least the preceding three (3) months in accordance with Schedule 5) for three (3) consecutive months immediately prior to the commencement of Service Credits, provided always that Service Credits shall not be payable in respect of the first full calendar month following the Service Commencement Date except where there are particular regulatory requirements (for Instinet and other members of the Reuters Group) where Service Credits shall commence immediately the requirements of (A) and (B) above are satisfied.

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Notwithstanding the foregoing, the Service Levels shall be measured and reported in accordance with of this Agreement from the Service Commencement Date (subject to it being reasonably practicable for Proton to do so).

7.4	In respect of any Service, Proton shall, and shall procure the relevant members of the Proton Group to, pass on to Reuters the benefit of all service credits and similar financial remedies (if any) which Proton or a member of the Proton Group receives in respect of that Service under its Third Party Agreements until the date when Service Credits are payable in respect of such Service in accordance with Clause 7.3.

8.	PERFORMANCE

8.1	Proton Obligations

Proton undertakes to, and shall procure that the relevant members of the Proton Group shall, promptly notify Reuters and (in respect of any matter relating to Services provided or to be provided to Instinet) Instinet of any:

(A)	delays or perceived delays or problems in the delivery of the Services of which it becomes aware; and

(B)	any act or omission by any member of the Reuters Group or any Reuters Customer of which it becomes aware which is or is likely to have an effect on the provision of the Services,

and for the purposes of this Clause 8 (notwithstanding Clause 1.1) “Reuters Customer” shall mean a customer from time to time of the Reuters Group who is:

(i)	not a customer of a member of the Proton Group at the time of the act or omission; or

(ii)	a customer of a member of the Proton Group at the time of the act of omission but the act or omission related to that person as a customer of the Reuters Group and not a customer of a member of the Proton Group.

8.2	Proton Acknowledgement

Proton acknowledges and agrees that it will not be able to rely on any act or omission of any member of the Reuters Group or of any Reuters Customer as a reason for any failure to deliver the Services or any failure to perform any of its obligations in accordance with the terms of this Agreement to the extent that such failure is due to Proton’s non-compliance with the provisions of Clause 8.1 including, where appropriate, prompt notification to both Reuters and Instinet.

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8.3	Subject to Clause 8.2, Proton shall not be liable for any failure to deliver the Services or any failure to perform its obligations under this Agreement to the extent that such failure is caused by:

(A)	any act or omission of any member of the Reuters Group or any Reuters Customer;

(B)	any breach of this Agreement by Reuters; or

(C)	any breach by Reuters of its obligations under the Contributions Agreement or the Services Agreement.

9.	SERVICE LEVEL MANAGEMENT

Proton shall comply with the Service Level Management requirements set out in Schedule 5.

10.	NETWORK MANAGEMENT

10.1	Network Management

The parties shall fulfil their respective obligations set out in Schedule 3.

10.2	Specific Obligations

Notwithstanding Clause 10.1, Proton shall, or shall procure the relevant member of the Proton Group to:

(A)	maintain and manage all Network Equipment and CPE;

(B)	manage and comply with all contracts relating to the provision and/or procurement of the Services;

(C)	comply with the operational and maintenance procedures recommended by the manufacturers, suppliers and maintainers of the Network Equipment and CPE;

(D)	procure such consents, permits and authorisations as may be required from time to time in respect of access to third party premises (excluding Sites) on which any of the Network Equipment and CPE may be housed and/or installed, and Reuters shall, and shall procure that any relevant member of the Reuters Group shall, to the extent it is within its reasonable control, at Proton’s cost, provide such assistance as is reasonably requested by a member of the Proton Group in connection therewith;

(E)	procure such consents, permits and authorisations as may be required from time to time in respect of the installation of any of the

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Network Equipment on its premises or those of a third party (excluding Sites), and Reuters shall, and shall procure that the Reuters Group shall, to the extent it is within its reasonable control, at Proton’s cost, provide such assistance as is reasonably requested by a member of the Proton Group in connection therewith;

(F)	procure the maintenance and support of all software used in the Network Equipment to the levels required from time to time for the Services to meet the Service Levels and Reuters shall, and shall procure that the relevant member of the Reuters Group shall, to the extent it is within its reasonable control, at Proton’s cost, provide such assistance as is reasonably requested by a member of the Proton Group in connection therewith; and

(G)	subject to Clause 10.4, comply with all laws and other regulatory requirements from time to time relating to the provision of the Services and the performance of its obligations pursuant to this Agreement.

10.3	Contract Management

Proton shall implement account, fault, configuration, capacity and provisioning management procedures and protocols in accordance with the requirements of Schedule 7.

10.4	Changes of Law and Related Costs

Proton and any member of the Proton Group shall make all such changes to the Services as may be required from time to time in response to any relevant change in any applicable statute subordinate legislation or mandatory regulation (“Applicable Law”), and Reuters shall not withhold its consent (under Clause 12.5 or otherwise) to any such change. Either party may propose changes to the charges for the Services, the Services or the Service Levels, in accordance with the Change Control Procedure, resulting from any such changes by Proton or a member of the Proton Group, provided that if no agreement is reached under that procedure as to who shall bear the cost of any such change, the cost of any changes necessary to comply with the relevant change to the Applicable Law shall be borne:

(A)	by Reuters to the extent the relevant change in Applicable Law relates specifically to Reuters or the Services;

(B)	by Reuters Group’s and Proton Group’s Financial Services Customers on a fair and reasonable proportionate basis to the extent the relevant change in Applicable Law relates specifically to financial services related activities and communications relating to such activities, and Proton shall provide to Reuters such information as is

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reasonably necessary for Reuters to understand and verify the basis on which such cost has been apportioned between each of the Proton Group’s customers; and

(C)	by Proton to the extent the relevant change in Applicable Law relates generally to the telecommunications industry or otherwise.

11.	REVIEW MEETINGS

11.1	Specified Review Meetings

In addition to any other review meetings specified elsewhere in this Agreement, the parties shall attend the review meetings detailed below:

(A)	Monthly performance review: such a review shall consider, without limitation, discussion of capacity, Service Levels, operational changes and orders;

(B)	Monthly change review: such a review to consider potential modifications or changes to the Services or the introduction of New Services by the Proton Group and the potential requirements of the Reuters Group for Network Services;

(C)	Quarterly contract review: to take place no more than ten (10) Business Days prior to the next following quarterly review. Such a review shall consider, without limitation, the Exit Plan and the Reuters Group requirements for Services over the next twelve (12) months;

(D)	Quarterly technical review: such a review shall consider, without limitation, discussion and review of the Business Continuity Plan and such other matters as may be agreed between the parties from time to time;

(E)	Price reviews: such reviews to take place in accordance with Schedule 8.

11.2	Notice of Meetings

Reuters shall give Proton reasonable advance written notice of the timing, location and provisional agenda of each review meeting. Each review meeting shall take place at any of the offices of the Reuters Group in New York or London, and in such other regions as is reasonably requested by Reuters. Proton shall minute any agreed actions and the minutes of such meetings shall only constitute a valid record of such meetings if signed by the appropriate person within the Reuters Group (such signature not to be unreasonably withheld or delayed). Proton shall submit the minutes for signature within three Business Days of each review meeting.

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11.3	Representation at Meetings

Proton and Reuters shall take all reasonable steps to ensure that each of their appropriate representatives including, where appropriate, representatives of other members of the Reuters Group attend all review meetings.

11.4	Procedure for Meetings

The review meeting and associated procedures shall be described in more detail in the Customer Operations Manual.

12.	TECHNOLOGY IMPROVEMENTS AND CHANGES

12.1	Proton’s Duty to Inform

On a quarterly basis at the monthly change review meetings, Proton shall notify Reuters of any developments and proposed developments within Proton’s Business (as defined in the Shareholders’ Agreement).

12.2	Proton or the relevant member of the Proton Group shall give Reuters (and any other relevant Reuters Group member) reasonable prior written notice of all modifications, improvements, alterations or other changes to the Network, Network Equipment, CPE or the Services which are likely to materially impact, or otherwise materially increase the risk of a detrimental impact, on any member of the Reuters Group and/or any Reuters Customer.

12.3	Proton’s Duty to Introduce Developments

Subject to Clauses 12.4 and 18, Proton shall introduce all developments into the Network, Network Equipment and/or CPE and offer to Reuters and all relevant Reuters Group members which:

(A)	would materially reduce the cost of providing any of the Services;

(B)	would materially improve any of the Service Levels; or

(C)	would materially improve network security relating to the Services,

either as a New Service or an enhancement to an existing Service, within a reasonable period of time after such development becomes generally available in the market relating to the provision of network services, provided always that breach of this Clause 12.3 by Proton shall not, in itself, amount to a material breach of this Agreement for the purpose of Clause 34.1(A).

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12.4	Charges for Developments

Proton may charge Reuters for New Services and/or enhancements to existing Services (including the introduction of new or additional Network Equipment and/or CPE) and including, for the avoidance of doubt any Project as defined in Schedule 7, provided in accordance with Clause 12.3 and/or at the request of the Reuters Group from time to time under this Agreement (each referred to in this Clause 12.4 as an “Enhancement”), provided that:

(A)	subject to sub-clause (B) and (C), such charges shall be proposed, discussed and agreed in accordance with the Change Control Procedure in Clause 40;

(B)	subject to sub-clause (C), such charges shall in any event be objectively fair and reasonable; and

(C)	Proton shall provide, or shall procure a member of the Proton Group to provide, such Enhancements at no additional charge to the Reuters Group where:

(i)	a member of the Proton Group provides or has provided such, or comparable, Enhancements in reasonably similar circumstances to any other Proton Group customer at no additional cost, and for these purposes the provision of such, or comparable, Enhancements to a new Proton Group customer or a new site of a current Proton Group customer shall be similar circumstances to the provision of such, or comparable, Enhancements to a new Site, but shall not be similar circumstances to the provision of such, or comparable, Enhancements to a then current Site; or

(ii)	such Enhancement is of a type which Proton as a provider of global telecommunication services could reasonably be expected to provide at no or no material additional charge to a major Financial Services Customer of the same or similar importance to the Proton Group as Reuters.

12.5	Implementation of Improvements

Subject to Clause 10.4, Proton shall not, and shall procure that the members of the Proton Group shall not, make any modification, improvement, alteration or other change to the Network, Network Equipment, CPE or the Services which would be likely to:

(A)	cause any disruption to the Services;

(B)	have a materially adverse effect on the quality of the Services;

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(C)	lead to a material increase in the price of the Services to any member of the Reuters Group; and/or

(D)	lead to a material increase in the costs of any member of the Reuters Group,

save with the prior written consent of Reuters and, where the Services affected as described in sub-clauses (A), (B), (C) and (D), above are specific to one Reuters Group member, the consent of that Reuters Group member (which consent shall not be unreasonably withheld or delayed). Subject to the foregoing, where Reuters elects to request Proton or a member of the Proton Group to implement or investigate further any of the developments notified to it under Clause 12.1, such request shall be processed under the Change Control Procedure.

13.	REGISTERED IP ADDRESSES

13.1	Transferred Addresses

Reuters agrees to transfer, and/or procure the transfer from any relevant Reuters Group member of, all of the rights of the Reuters Group in the Transferred Addresses. Subject to Clause 13.2, each party shall (and shall procure that relevant members of the Proton Group or the Reuters Group, as the case may be, shall):

(A)	work with the other party (and members of the other party’s Group as applicable) in good faith, including in connection with approaching any relevant Internet Authority, to secure the transfer of such rights; and

(B)	execute all such documents and take all such other steps (including approaching the relevant Internet Authority) as are reasonably necessary to secure the transfer of such rights.

13.2	Other than in connection with the Initial Addresses, neither party (nor any member of the Reuters Group or the Proton Group) shall be required to take any steps pursuant to Clause 13.1 (including approaching any Internet Authority) if in its reasonable opinion such steps will have a material adverse impact on its business. Where any such party refuses to take any steps pursuant to Clause 13.1 on this basis, the parties shall (and shall procure that the relevant members of the Reuters Group and the Proton Group shall) discuss in good faith and will endeavour to agree what alternative steps may be taken pursuant to Clause 13.1 which are acceptable to all parties. Where no agreement is reached within a reasonable period after the commencement of such discussions, the matter shall be referred for escalation and resolution procedures in accordance with Clause 39.

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13.3	Until such time as the parties have succeeded in transferring the full legal and beneficial interest in a Transferred Address in accordance with Clause 13.1 (including completing all relevant administrative processes to effect the transfer with the relevant Internet authority), Reuters shall grant (and/or shall procure the grant of) to the Proton Group an exclusive and (except in the circumstances set out in Clause 13.8(A)) irrevocable licence to manage, maintain and allocate that Transferred Address in connection with the use of it on the Network and subject to the terms of this Clause 13.

13.4	Proton hereby grants (and/or shall procure the grant), to the member of the Reuters Group allocated to use a Transferred Address from time to time, an exclusive, royalty-free licence for the period during which that Transferred Address is allocated to that member of the Reuters Group by a member of the Proton Group, to use that Transferred Address in connection with the Network.

13.5	Where a Registered Address, the rights to which are to be transferred to the Proton Group pursuant to this Clause 13, may not be transferred to the Proton Group except in connection with a Registered Address that is not to be transferred to the Proton Group pursuant to this Clause 13, neither of those Registered Addresses shall be transferred to the Proton Group until such time as (i) both Registered Addresses are to be transferred to the Proton Group pursuant to this Clause 13, or (ii) the Registered Address to be transferred can be transferred without any requirement to transfer the other Registered Address (whichever is the earlier). For the avoidance of doubt, the licence referred to in Clause 13.3 shall apply to each Registered Address which is to be transferred pursuant to this Clause 13 for such period as such transfer is prevented by this Clause 13.5.

13.6	Additional Addresses

The parties may agree, from time to time, on a case by case basis which Registered Addresses owned by the Reuters Group, other than the Initial Addresses, the rights to which shall be transferred to the Proton Group (each an “Additional Address”) (such agreement not to be unreasonably withheld), provided always that Proton may in its sole discretion elect to take transfer from the Reuters Group of the rights to any Registered Address allocated to an asset that is transferred to the Proton Group at the Service Commencement Date. For the avoidance of doubt, each Additional Address shall be a Transferred Address to which Clauses 13.1 to 13.5 (inclusive) shall apply.

13.7	Re-allocation of Reuters Registered Addresses

If a Registered Address has, from time to time, been allocated to a member of the Reuters Group, no member of the Proton Group may re-address that member of the Reuters Group in respect of that Registered Address save

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with the prior written consent of Reuters and the relevant member of the Reuters Group (such consent not to be unreasonably withheld or delayed).

13.8	Registered Addresses on Termination

On the termination of this Agreement (or partial termination to the extent affecting any Registered Addresses allocated to members of the Reuters Group):

(A)	where such termination or partial termination occurs prior to the date when 95% of the routers comprising Reuters Global IP Product Delivery Networks migrate to Proton’s IP network (whether RXN or otherwise) (the “Migration Date”), the rights in all Transferred Addresses (other than the Initial Addresses) but in the case of partial termination, only those Transferred Addresses relating to Services that are the subject of the partial termination, shall be transferred to Reuters or Reuters’ nominee. The provisions of Clauses 13.1 to 13.5 (inclusive) shall apply to the transfer of the rights, as if references in those Clauses to Reuters were to Proton and vice versa; and

(B)	where such termination or partial termination occurs after the Migration Date, the rights in all Transferred Addresses shall remain with the Proton Group. The relevant member of the Reuters Group shall be entitled to continue to use each Registered Address allocated to it at the date of such termination (together with any other Registered Address allocated to it after that date) for the term of the Transition Period (as defined in Clause 35.1).

13.9	Transition Support

Proton shall, and shall procure that each member of the Proton Group shall, provide such assistance as is reasonably requested by Reuters and/or any member of the Reuters Group, both during and for a reasonable period after the Transition Period, in connection with the transition from the use of Registered Addresses managed and maintained by the Proton Group to Registered Addresses by a member of the Reuters Group or any third party.

13.10	Non-Transferred Addresses

Reuters shall grant (and/or shall procure the grant of) to the Proton Group an exclusive licence to manage, maintain and allocate each Registered Address of the Reuters Group that (i) is not a Transferred Address; and (ii) is allocated to a member of the Reuters Group who is using that Registered Address in connection the receipt of Services and the use of the Network.

13.11	Instinet Addresses

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Subject to Clause 13.12, Instinet shall retain all of its rights in its Class B Registered Address range. Reuters shall procure Instinet to grant to the Proton Group an exclusive licence to manage and use the Registered Addresses within such Class B Registered Address range that are (i) allocated to Instinet’s ESN network and (ii) allocated for future expansion of the ESN network. At the termination or partial termination of this Agreement (as the case may be) the licence for any Registered Address which is being used for a customer other than Instinet shall be perpetual and irrevocable, and the licence for those Registered Addresses that are being used for Instinet shall terminate.

13.12	The parties shall discuss in good faith with a view to agreeing (i) the transfer to the Proton Group of Instinet’s Class B Registered Address range, and (ii) the terms of such transfer.

14.	SECURITY MANAGEMENT

14.1	The parties shall fulfil their respective obligations as set out in Schedule 4.

14.2	Reuters and members of the Reuters Group and Proton and members of the Proton Group shall cooperate fully in efforts to prevent and cure unauthorised use of the Services or Service Elements by expeditiously informing each other of suspected abuse and, when known, the identity of the responsible individuals and taking such other steps as are reasonably requested by the relevant member of the Reuters Group or Proton Group, as applicable.

14.3	At the request of any member of the Reuters Group, Proton shall provide or procure the provision of assistance to minimise ongoing misuse or abuse through timely reconfiguration of the Services and, where the source of the misuse or abuse has been identified, limitation of the Services from that source if technically feasible, provided that breach of this Clause 14.3 shall not, in itself, be material breach for the purpose of Clause 34.1(A). Appropriate representatives of the Proton Group and the Reuters Group shall meet at the reasonable request of Reuters to establish appropriate operational fraud control procedures, and the parties shall agree in good faith a fair allocation between the parties of the cost of any new procedures established by such representatives.

14.4	Proton shall (or shall procure that the relevant member of the Proton Group shall) and Reuters shall (or shall procure that the relevant member of the Reuters Group shall), upon request, provide all reasonable assistance to each other in relation to the preparation and presentation of relevant information to regulators or other official bodies for the purpose of prosecuting those individuals responsible for the abuse or misuse of the Services. The parties shall also provide all reasonable assistance to each other in all legal actions that one or both of them may bring against third parties responsible for the abuse or misuse of the Services.

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14.5	Reuters will reimburse Proton for any reasonable costs incurred by any member of the Proton Group in complying with Clauses 14.2 to 14.4 provided that such costs shall be apportioned by Proton on a fair and reasonable basis between Reuters and other Financial Services Customers of the Proton Group to the extent such costs relate to measures benefiting the Financial Services Customers of the Proton Group generally. Proton shall provide or procure the provision of all such information as is reasonably necessary to ascertain and verify the apportionment of those costs. Notwithstanding the foregoing, where such costs are a direct result of Proton failing to comply with its obligations in Schedule 4. Reuters shall have no obligation to reimburse Proton for those costs.

15.	DEVELOPMENT PROJECTS

15.1	Proton shall (and shall procure that members of the Proton Group shall) use its reasonable endeavours to:

(A)	complete each Development Project within the timescales set out in the Project Plan (as defined in Schedule 14) for that Development Project, having regard to the Reuters Group performance against that Project Plan prior to the Service Commencement Date and the extent to which relevant Reuters Group resources have been transferred, or are otherwise available, to the Proton Group. Proton shall be entitled to recover any reasonable additional costs incurred by members of the Proton Group in complying with its obligations in this Clause 15.1 to the extent resulting from the Reuters Group not having complied with the Project Plan of any Development Project prior to the Service Commencement Date, and/or relevant Reuters Group resources not being available to the Proton Group for these purposes; and

(B)	complete each Development Project within any cost estimates for that Development Project set out in the relevant Project Plan, having regard to the extent to which the Reuters Group has kept actual costs within such costs estimates prior to the Service Commencement Date, and without prejudice to Proton’s rights to recover any additionally incurred costs referred to in Clause 15.1(A).

15.2	Any breach by Proton of its obligations in Clause 15.1 and any failure of Proton to ensure that each Development Project is completed within the timescales and cost estimates set out in the relevant Project Plan, shall be escalated at either party’s request in accordance with Clause 39.

15.3	Reuters shall provide to Proton and/or shall procure that members of the Reuters Group provide to Proton, the Project Plan for each Development Project as soon as is reasonably practicable and in any event prior to the Service Commencement Date.

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15.4	With the agreement of the parties, Proton shall undertake further development projects in accordance with the processes and procedures to be agreed by the parties pursuant to the Change Control Procedure.

15.5	All intellectual property rights relating to any development projects from time to time fully funded, whether by money or money’s worth, by Reuters shall be owned by Reuters and Proton hereby assigns (and shall procure the relevant members of the Proton Group to assign) all IPRs in such projects to Reuters. Reuters agrees to license all such rights, on a royalty-free basis to the members of the Proton Group to the extent necessary to permit the Proton Group to provide Services to the Reuters Group or the Reuters Customers.

15.6	All other IPRs arising out of any development project (“Proton IPRs”) shall be licensed to Reuters for itself and each member of the Reuters Group and the Reuters Customers on a royalty-free, perpetual and irrevocable basis to the extent necessary to enable the Reuters Group and the Reuters Customers to enjoy the full benefit of the Services. Proton agrees that it shall not (and shall procure that the members of the Proton Group shall not) challenge or oppose use by any member of the Reuters Group of its own IPRs by reference to any of the Proton IPRs. Nothing in this Clause shall constitute an assignment or (except in respect of the licence of Proton IPRs in this Clause 15.6) licence of either party’s Development Tools and each party shall be free to use its Development Tools, the ideas, concepts and know-how developed by it in the course of performing its obligations under this Agreement without restriction.

16.	COMMITMENT

16.1	Subject to the provisions of this Clause 16, Reuters shall (and shall procure that each member of the Reuters Group shall) procure all its requirements for Network Services to support Global or Strategic Products from the Proton Group, it being agreed that:

(A)	where such Network Services are of the same type as those which are, at that date, set out in Schedule 1, then the member of the Reuters Group procuring those Network Services (the “Reuters Procurer”) shall procure such services from a member of the Proton Group;

(B)	where such Network Services are not of the same type at that date, set out in Schedule 1, then the Reuters Procurer may invite other companies to tender for the provision of such Network Services, provided further that the relevant member of the Proton Group shall, subject to Clause 16.1(C), have the right to match any offer (in respect, but without limitation to the price, quality and technical capability) made by any such third party. Where the offers made by such Proton Group member and such third party are identical (save

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for any differences of a trivial nature), Reuters shall (or shall procure that the Reuters Procurer shall) procure such services from that Proton Group member. Where such Proton Group member fails to match a third party offer, the Reuters Procurer shall have the right to procure such services from that third party;

(C)	Reuters shall be under no obligation to disclose to such Proton Group member the identity of other parties tendering for the provision of Network Services or to provide a copy of the offers received from such other parties. Reuters shall, so far as practicable and subject to any obligations to such other parties, use its reasonable endeavours to provide sufficient information to such Proton Group member to enable it to match the offers received from such other parties. Proton may at its own cost request that a firm of independent and professional auditors selected by Proton and approved by Reuters (such approval not to be unreasonably withheld or delayed) verify that the requirements communicated by Reuters to the relevant Proton Group member are necessary to enable that Proton Group member to match the offer from another party. Proton shall procure that the auditors enter into a direct contractual relationship with Reuters requiring the auditors to comply with Reuters reasonable health and safety, security and confidentiality procedures. The independent auditor may only confirm or deny whether Reuters has complied with its obligations under this Clause 16.1(C), but may not disclose any other information to the Proton Group. Where the auditor finds that Reuters has not complied with its obligations, Reuters shall use its reasonable endeavours to provide further information to comply with those obligations, and this Clause 16.1(C) shall apply to that, and any further information provided by Reuters.

16.2	Reuters shall (and shall use all reasonable endeavours to procure that each member of the Reuters Group shall) provide Proton or members of the Proton Group with the right to bid for all its requirements for Network Services [___________].*

16.3	Without prejudice to Clauses 16.1 and 16.2, Reuters shall and shall use all reasonable endeavours (recognising the non integrated nature of certain members of the Reuters Group and the autonomy devolved to members of the Reuters Group in respect of local issues) to procure that each member of the Reuters Group shall procure all its requirements for Network Services from the Proton Group, save where there are sound business reasons for procuring Network Services from a third party.

16.4	If at any time Proton has reasonable grounds to believe that a significant level of expenditure by Reuters Group for Network Services is being incurred with third parties other than members of the Proton Group

*	This material has been omitted pursuant to a request for confidential treatment under Rule 24(b)-2 of the Securities Exchange Act of 1934. The omitted material has been filed separately with the Securities and Exchange Commission.

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(determined by reference to the commitment by Reuters to the Proton Group at the Service Commencement Date), then Proton shall have the right to require a meeting between the CEOs of each party. Such meeting shall take place as soon as reasonably practicable, but no more than once in any twelve (12) month period. At such meeting, the parties shall discuss in good faith (against the background of the Reuters Group’s commitment to the Proton Group represented by the provisions of this Clause 16 as at the Service Commencement Date) with the intention of making an appropriate adjustment to its then current commitment to the Proton Group by way of an amendment to the definition of Global or Strategic Products or by some other means.

16.5	Save as expressly set out above, no member of the Reuters Group shall be under any obligation to procure Network Services from members of the Proton Group.

16.6	Where the Proton Group fails, refuses or is unable to provide Network Service to a Site (including in circumstances described in Clause 36), the commitment on the Reuters Group in this Clause 16 shall not apply to that Network Service at that Site until such time as the Proton Group is able and willing to provide such Network Service at such Site. Where the Reuters Group has procured such Network Service at that Site from a third party during that period, the obligations under this Clause 16 shall not apply to such Network Service at such Site until the termination of the relevant contract with that third party.

17.	MINIMUM ANNUAL COMMITMENT

17.1	If the aggregate amounts paid by the Reuters Group to the Proton Group in respect of any Year do not exceed the Minimum Annual Commitment (“MAC”) as determined in Clause 17.2, then subject to the provisions of this Clause 17, Reuters shall pay to Proton the sum determined in accordance with this Clause. Proton shall deliver to Reuters an invoice for such sum within thirty (30) days after the end of the relevant Year, and Reuters shall pay the invoiced sum in accordance with Clause 20.2.

17.2	Subject to Clause 17.3, the MAC for each Year during the term of this agreement shall be calculated as follows:

[____________] *

Where A for the first Year shall be the Virtual Spend and thereafter shall be the aggregate amount paid by the Reuters Group to Proton (including members of the Proton Group) under this Agreement in the preceding Year (excluding sums relating to Tail Circuits) and in all cases shall exclude VAT and all other duties and taxes.

17.3	In each Year, the MAC shall be reduced in the following circumstances:

*	This material has been omitted pursuant to a request for confidential treatment under Rule 24(b)-2 of the Securities Exchange Act of 1934. The omitted material has been filed separately with the Securities and Exchange Commission.

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(A)	in the event of a failure, refusal or inability by a member of the Proton Group to provide Network Services (including in circumstances described in Clause 36) the MAC shall be reduced by the reasonable charges incurred by the Reuters Group of procuring comparable services from any third party;

(B)	in the event that Reuters or any member of the Reuters Group exercises its rights pursuant to Clause 7.2 the MAC shall be reduced by:

(i)	the reasonable charges incurred by the Reuters Group of procuring and implementing comparable services from any third party; or

(ii)	(where the Reuters Group has received from Proton (by way of damages awarded by a court, as part of a negotiated settlement or otherwise) the additional costs and expenses reasonably incurred in procuring and implementing comparable services from any third party which would not have been incurred but for the event that has led to the such termination rights arising) the anticipated charges that would have been incurred with the Proton Group for such services in the calendar year had such right not been exercised;

(C)	in the event of a reduction in charges, the MAC shall be reduced by the aggregate saving made by the Reuters Group as a result of such reduction in the relevant Year;

(D)	in the event of (a) a sale, divestiture or liquidation of a member of the Reuters Group; or (b) a general business decline or downsizing of the Reuters Group, then the MAC shall be reduced by an amount equal to, in the case of (a), the amount spent on Network Services in the previous Year by that part of the Reuters Group that has been sold or divested (if such member of the Reuters Group enters into an agreement with Proton pursuant to Clause 47.3) or liquidated and, in the case of (b), the percentage reduction in the spend for Network Services under this Agreement by the Reuters Group as a result of the events set out in (b); and

(E)	in the event that any Service is replaced, displaced or substituted by a New Service which reduces the network costs incurred by the Reuters Group then the MAC shall be reduced by the aggregate saving as a result of such replacement, displacement or substitution.

17.4	Payments by the Reuters Group to the Proton Group shall be deemed to include:

(A)	the amount of any Service Credits paid or credited by Proton; and

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(B)	any payments from Reuters Customers for Services which were previously acquired from any member of the Reuters Group (excluding sums paid for Tail Circuits).

17.5	In the event that Reuters has not met its MAC in any Year then it shall make a shortfall payment calculated as follows:

Shortfall Payment = [(MAC - Annual Spend) x P] - S

Where P is determined by reference to the following table:

Year	P

Year 1	[___]*%

Year 2	[___]*%

Year 3	[___]*%

Year 4	[___]*%

Each subsequent Year	[___]*%

except where a member of the Reuters Group breaches the provisions of Clause 16 in circumstances where such member breached such provision with actual knowledge that its act or omission would constitute a breach of the obligations of the Reuters Group to Proton, where P shall be one hundred per cent. (100%) in respect of the element of the shortfall caused by such breach. It is acknowledged that Reuters shall communicate the obligations in Clause 16 to all relevant personnel responsible for procuring Network Services within the Reuters Group (and shall repeat such communication at appropriate intervals); and

Where S is the amount by which the aggregate sums paid by Reuters to the Proton Group under this Agreement in any of the previous Years exceed the MAC for the respective Years, provided that in each Year, S shall not include any such amounts that have already been used to reduce the Shortfall Payment in any previous Year.

17.6	Notwithstanding any other provisions in this Agreement Reuters liability under Clause 17.5 shall be Proton’s exclusive remedy for breach of its obligations under this Clause 17 where the aggregate amounts paid by the Reuters Group to the Proton Group in respect of any year do not exceed MAC.

*	This material has been omitted pursuant to a request for confidential treatment under Rule 24(b)-2 of the Securities Exchange Act of 1934. The omitted material has been filed separately with the Securities and Exchange Commission.

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17.7	Proton shall provide or procure the provision of reports of Reuters spend against MAC at such times and in such format as is reasonably requested by Reuters. Reuters shall provide such information as may reasonably be required by Proton to calculate the reduction to the MAC required pursuant to Clause 17.3. If Proton has reasonable grounds for believing that such information is inaccurate, then Proton may conduct an audit of such information in accordance on the terms set out in Clause 16.1(C).

17.8	Save as expressly set out in this clause, it is agreed that the Reuters Group shall be under no obligation in respect of any revenue commitments to the Proton Group pursuant to this Agreement.

18.	MOST FAVOURED NATION

Until IPO, Proton shall provide and shall procure that the members of the Proton Group shall provide, the Services on terms, including terms relating to price, Service Credits, and/or introduction of developments under Clause 12.3, which are no less favourable than reasonably comparable services offered to any other customer of the Proton Group.

19.	RATES AND CHARGES

19.1	Proton shall charge and Reuters shall pay for Services in accordance with Schedule 8, as such Schedule may be amended by agreement between the parties from time to time.

19.2	Whenever used in this Clause 19, the words and phrases listed below shall have the meanings given below:

“Existing Circuit”	means any circuit, trunk or other network service used by a member of the Proton Group to provide the Services to the Reuters Group at the Service Commencement Date

“Proton Margin”	means margin made by the relevant member of the Proton Group on a Replacement Circuit calculated at the Replacement Date calculated in accordance with the following formula:

[____________] * (Cost to that Proton member of providing that Replacement Circuit);

“Replacement Circuit”	means any reasonably comparable circuit, trunk or other network service procured by or on behalf of a member of the Proton Group from Equant to replace an Existing Circuit;

*	This material has been omitted pursuant to a request for confidential treatment under Rule 24(b)-2 of the Securities Exchange Act of 1934. The omitted material has been filed separately with the Securities and Exchange Commission.

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“Replacement Date”	means the date an Existing Circuit is replaced by a Replacement Circuit.

19.3	Initial Pricing

At the Service Commencement Date, the charges for the Services shall be established using the Virtual Bill.

19.4	Market Tracking for Existing Circuits

During the period before an Existing Circuit is replaced with a Replacement Circuit, Proton shall (or shall procure that the relevant member of the Proton Group shall) vigorously pursue opportunities for cost reductions to ensure that the cost of the Existing Circuit remains comparable to the cost of reasonably comparable services in the market and, if such reductions are achieved, that Proton Group member shall pass through to Reuters the full amount of all such cost reductions. During such period, Proton shall brief Reuters every three (3) months on activities undertaken by the Proton Group to ensure that the costs of Existing Circuits are and remain competitive. The parties shall discuss in good faith, with a view to agreeing, Proton’s priorities for cost reduction activities over the following three months. Proton shall comply with any such agreed priorities.

19.5	Market Tracking for Replacement Circuits

During the period after an Existing Circuit is replaced with a Replacement Circuit but prior to that Replacement Circuit being integrated in accordance with the Integration Plan, Proton shall (or shall procure that the relevant member of the Proton Group shall) vigorously pursue opportunities for cost reductions to ensure that the cost of the Replacement Circuit remains competitive with the cost of reasonably comparable services in the market. Where a Proton Group member receives a cost saving by replacing an Existing Circuit with a Replacement Circuit, Proton shall pass through to Reuters (or, where the relevant Reuters Group member receive a separate invoice from Proton in respect of that Replacement Circuit, to that Reuters Group member) half of such cost saving by reducing the charge to Reuters (or that Reuters Group member as the case may be) relating to the Replacement Circuit. At such point, Proton shall calculate the Proton Margin for the Replacement Circuit. During such period, Proton shall brief Reuters every three (3) months on activities undertaken by the Proton Group to ensure that the costs of Replacement Circuits are and remain competitive. The parties shall discuss in good faith, with a view to agreeing, Proton’s priorities for cost reduction activities over the following three months. Proton shall comply with any such agreed priorities.

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19.6	Pre-integration (Replacement Circuits)

In the period between the Replacement Date and the Integration Date, if the charges payable by the Proton Group to Equant for a Replacement Circuit varies, Proton shall adjust the charges to the Reuters Group for the Services so that the Proton Margin relating to such circuit remains constant and all savings in excess of such margin for such circuit is passed through to Reuters.

19.7	Post-integration (Replacement Circuits)

After the Integration Date, the charge made by Proton to Reuters for a Replacement Circuit shall be the charges as at the Integration Date for the Replacement Circuit until such charges may be reduced following a price review in accordance with this Agreement.

20.	INVOICING AND PAYMENT

20.1	Currency of Invoices

Proton shall invoice Reuters for Services in either US dollars, euros or pounds sterling and/or in other currencies as are appropriate for intra-country transactions, all as may be agreed between the parties (such agreement not to be unreasonably withheld or delayed). Proton shall discuss in good faith invoicing members of the Reuters Group for Services in such other currency in circumstances other than intra-country transactions as Reuters may reasonably require. Where the invoice is denominated in a currency other than US dollars, the invoice amount will be converted at the National Westminster Bank plc’s relevant mid-point buying/selling rate (or that of its successor bank) as at the date of the relevant invoice, except where the parties have agreed that such non-US dollar invoices will not be converted to US dollars.

20.2	Payment Terms

Subject to Clause 20.5, Reuters shall pay (or shall procure the relevant member of the Reuters Group shall pay) all invoices rendered in accordance with the provisions and procedures set out in Schedule 10 within thirty (30) days of the date of receipt of the invoices. Proton reserves the right to charge interest for any amount not paid when due at a rate of interest equal to two percent per annum above the prime or base lending rate established from time to time by National Westminster Bank plc until such sum is paid.

20.3	Accuracy of Invoices

Proton shall use all reasonable endeavours and shall take such prudent steps as are reasonably necessary to ensure that all invoices are accurate

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and that all adjustments to or changes in the applicable rates and charges and all discounts and credits due shall be applied promptly.

20.4	Taxes and Duties

All sums payable by Reuters to Proton under this Agreement shall be:

(A)	paid free and clear of all deductions or withholdings on account of taxes, duties or levies (except as may be required by any applicable law whereupon any invoice shall be grossed up to include any such deductions or withholdings). In the event that any payment from Reuters is subject to a withholding or deduction required by law, Proton shall be entitled to receive from Reuters all reasonable assistance to enable Proton to obtain a credit in respect of such withholding or deduction;

(B)	exclusive of value added tax and other indirect taxes (if any) which shall be paid in addition to such amount by Reuters on issue of a valid VAT invoice or similar document at the rate and in the manner from time to time being prescribed by law.

20.5	Disputed Invoices

If any member of the Reuters Group in good faith disputes the accuracy or legitimacy of any Proton charge or invoice, Reuters shall promptly notify Proton of such dispute and pay any undisputed amount by the due date. The parties shall resolve any such dispute in accordance with Clause 39. Reuters shall not be deemed to be in breach of this Agreement for non payment if it is withholding payment of any amounts that are disputed in good faith and Reuters promptly provides a written statement to Proton describing the basis of the dispute and the amount being withheld. Proton shall not deny, suspend or restrict any Service pending the outcome of any billing dispute. Where any dispute determines that Reuters should pay the disputed amount, Proton may charge interest on such disputed amount from the due date to the dates such sum is paid at the base rate of National Westminster Bank plc from time to time.

20.6	Waiver of Delayed Bills

Proton shall waive any charge for Services (excluding Tail Circuits) that are not billed within one hundred and eighty (180) days after the end of the month in which the charge is incurred, unless the failure to bill the charges relate to:

(A)	a subcontractor notified to Reuters where agreement has been reached that such subcontractor shall not bill for a period longer than one hundred and eighty (180) days after the end of the month in which the charge is incurred; or

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(B)	a subcontractor that fails to provide its bill to Proton within such one hundred and eighty (180) day period due to no fault of Proton.

20.7	Suspension of Service for Late Payment

Where Reuters fails to pay any due amount (except where such amount is the subject of a dispute in accordance with Clause 20.5) in any invoice within sixty (60) days of Proton notifying Reuters in writing of the failure, without prejudice to any other right or remedy it may have under this Agreement for such failure, Proton may (and may procure relevant members of the Proton Group to) suspend the Service and/or Service Elements relating to that unpaid amount in that invoice until such invoice is paid.

21.	PRICE REVIEW/BENCHMARKING

21.1	From the date [______] * years after the Service Commencement Date or the Integration Date (whichever is the later), price reviews shall be conducted in accordance with the provisions of Schedule 8.

21.2	In connection with the price reviews referred to in Clause 21.1, Proton shall (or shall procure that the relevant member of the Proton Group shall) notify Reuters in accordance with the relevant price review process set out in Schedule 8 of its proposed charges for the Services and each Service Element. Reuters shall have the right to require such proposed charges to be benchmarked in accordance with the provisions of Schedule 9.

22.	VOLUME RELATED DISCOUNTS

Proton shall discount certain specified charges to the Reuters Group in accordance with the Volume Related Discount set out in Schedule 15.

23.	CONTINUITY PLANNING

Proton shall at no additional cost to Reuters establish a business continuity plan in accordance with the principles set out in Schedule 13 and the parties shall together review such plan on an annual basis or at such other time as is reasonably requested by a member of the Reuters Group in relation to a continuity plan specifically developed for that member of the Reuters Group.

24.	PRIME CONTRACTOR

24.1	Primary Liability of Proton

Proton accepts and agrees that it is providing Services as a prime contractor and that it shall be primarily liable for the act or omission of any of its sub-contractors (including each member of the Proton Group) or any third

*	This material has been omitted pursuant to a request for confidential treatment under Rule 24(b)-2 of the Securities Exchange Act of 1934. The omitted material has been filed separately with the Securities and Exchange Commission.

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party service provider it uses to provide the Services, to the extent that such act or omission relates to the Services.

24.2	Notification and Consent for Sub-Contractors

Proton shall notify Reuters and (in respect of Services provided to Instinet) Instinet of any new service provider who is not a member of the Proton Group to which it proposes to sub-contract any of its material obligations or which is to be a material provider of services which will form part of the Services. Proton shall not, and shall procure that the members of the Proton Group shall not, enter into any arrangements with any person for the provision of the Services as a whole or material part (in respect of size and/or importance), save with the prior written consent of Reuters and (in respect of Services to be provided to Instinet) Instinet to such appointment (such consent not to be unreasonably withheld or delayed) and provided further that nothing in this provision shall impact on the ability of a member of the Proton Group to procure network or other services from Equant under the Partner Services Agreement between Proton and Equant of even date herewith.

24.3	Default of Sub-Contractor Not Force Majeure

Proton expressly acknowledges and understands that the default of any approved sub-contractors (including any member of the Proton Group)(except to the extent such default itself results from an event of Force Majeure) shall not constitute an event of Force Majeure, neither shall it excuse nor delay in any way Proton from the performance of its obligations hereunder.

25.	PROTON PERSONNEL

25.1	Use of Personnel

Proton shall ensure and/or procure that an adequate number of qualified and appropriately trained personnel familiar with the network operations of the Reuters Group and the Reuters Customers and implementation, integration and use of telecommunication services are employed by the Proton Group to meet its obligations under the Agreement. Proton shall commit (or procure the commitment of) an adequate number of appropriate managers on a dedicated and exclusive basis to liaise with Reuters or relevant members of the Reuters Group with relation to specific service requirements to meet Proton’s obligations under this Agreement.

25.2	Unacceptable Personnel

Reuters may notify Proton if any member of the Reuters Group believes that any Proton Personnel are unacceptable for assignment to, for retention to the provision of Services to the Reuters Group, for reasons relating to

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skills, qualification or any other reason which is likely to have an adverse effect on the provision of Services to the Reuters Group. Upon receipt of a request to transfer any such personnel, Proton shall review such matter within five (5) Business Days and unless such request is unreasonable, (as determined by Proton in its reasonable discretion), Proton shall reassign or procure the reassignment of such personnel to other duties unrelated to the provision of Services to the Reuters Group. Proton shall have a reasonable time to replace or procure the replacement of any personnel transferred pursuant to this Clause.

25.3	Information about Personnel

At the request of Reuters and/or Instinet (but in Instinet’s case only in respect of Proton Personnel providing services to Instinet) but subject to any legal requirements of privacy or contractual commitment, Proton shall provide (or procure the relevant Proton Group member to provide) Reuters and/or Instinet (as the case may be) with such information in respect of the Key Proton Personnel and such other Proton Personnel as Reuters and/or Instinet (as the case may be) may reasonably require for the purpose of assessing competence to provide the services to be provided by that person and otherwise to comply with regulatory requirements and other reasonable security requirements, including but not limited to, details of employment history, training, experience and qualifications. Where a member of the Proton Group is prohibited by law or contract to give specific details about named personnel, it may give Reuters and/or Instinet (as the case may be) summarised information about unnamed individuals.

25.4	Key Proton Personnel

For a period of nine (9) months from the Service Commencement Date, Proton shall, unless otherwise agreed in writing by Reuters, ensure (or procure in the case of other Proton Group members) that only the Key Proton Personnel are engaged to perform the Specified Services.

25.5	Unavailability of Key Proton Personnel

If any of the Key Proton Personnel is unable to perform the Specified Services due to illness (other than in the case of illness lasting five (5) Business Days or less), holiday (for periods in excess of ten (10) Business Days) or any other reason, then Proton undertakes, at its own cost, to provide or procure the relevant Proton Group member to provide a replacement for such Key Proton Personnel forthwith, such replacement possessing equivalent or similar qualifications, training and experience to the replaced member of the Key Proton Personnel and this Clause 25 shall apply in relation to that replacement Key Proton Personnel for the period concerned.

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26.	AUTHORITY

Nothing in this Agreement authorises any member of the Proton Group or any of the Proton Personnel to enter into commitments or obligations on behalf of any member of the Reuters Group.

27.	EMPLOYEE RESTRICTIONS

27.1	No Solicitation

Save as expressly set out in this Agreement (including, without limitation, in Clause 35.3), both parties agree during the term of this Agreement and for twelve months thereafter not to (and each party shall procure that during such period the members of its Group shall not) directly or indirectly solicit or entice away from the employment of the other party (including any member of the other party’s Group) any of the employees of the other party (including any member of the other party’s Group) or do anything likely to facilitate the departure of any of such employees, except for those that answer a non-directed public advertisement which is not specifically aimed at the employees of that other party and/or employees of members of the other party’s Group.

27.2	Remedy for Breach

Unless otherwise agreed in writing between the parties, if either party (including members of that party’s Group) breaches the provisions of Clause 27.1 then such party expressly agrees to pay to the other as a referral fee a sum equal to twelve (12) months of the annual gross salary offered by the breaching party (or, as the case may be, its Group members) to the relevant employee.

27.3	Proton Breach

The restriction in Clause 27.1 shall not apply where Reuters terminates this Agreement in accordance with Clause 34.1(A) in circumstances where Proton is in material breach of its obligations in this Agreement, but without prejudice to any obligation of Reuters of the same or similar nature to Clause 27.1 to Proton in any other Agreement which obligation survives such termination of this Agreement.

28.	INSURANCE

28.1	With effect from the Service Commencement Date, Proton shall take out and maintain during the term of this Agreement, insurance cover with reputable insurers to adequately insure its obligations under this Agreement in respect of employers’liability, errors and omissions and public and products liability, fidelity, property damage and business interruption.

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28.2	On request by Reuters, Proton shall provide to Reuters summarised details, containing all relevant information, of its insurance position and its compliance with Clause 28.1.

29.	LIABILITY

29.1	Liability for Death or Personal Injury

Nothing in this Agreement shall exclude or limit the liability of any party for death or personal injury resulting from the negligence of that party or its directors, officers, employees, contractors or agents.

29.2	Liability for Consequential and Indirect Losses.

Subject to Clause 29.6, neither party (nor the respective member of its Group) shall be liable to the other party in contract (including under any indemnity), tort, warranty, strict liability or any other legal theory for any indirect, consequential, incidental, punitive or exemplary damages or for loss of profit, loss of savings, loss of revenue, loss of goodwill or loss of business. This Clause 29.2 shall not in any way limit or restrict Proton’s rights to receive the MAC in accordance with Clause 16.

29.3	Direct Losses under this Agreement

For the purposes of this Agreement direct losses shall include but not be limited to:

(A)	direct loss of a Reuters Customer, a sub-contractor of Proton under this Agreement and/or a party to a contract with a member of the Proton Group relating to the provision of services required by the Proton Group to provide the Services claimed against any member of the Reuters Group and relating to a breach by Proton of this Agreement or any breach of a duty of care (including negligence) by the Proton Group owed to any member of the Reuters Group in relation to Proton’s performance of its obligations under this Agreement;

(B)	restitution of monies paid by Reuters and any member of the Reuters Group to Proton and any member of the Proton Group pursuant to this Agreement;

(C)	the additional costs and expenses reasonably incurred in procuring and implementing alternative or replacement services, including consultancy costs, the additional costs of management time and personnel costs (which would not have been incurred but for the event that has led to the direct loss) and costs of hardware, software and other equipment and materials;

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(D)	costs and expenses reasonably incurred by Reuters and each member of the Reuters Group in contemplation of and pursuant to this Agreement to the extent that such costs and expenses are wasted if alternative or replacement services are procured;

(E)	the costs of reconstituting lost or corrupted data; and

(F)	the costs and expenses referred to in Clause 35.4 relating to the replacement of employees.

29.4	Caps on Liability

For Proton:

The maximum aggregate liability of Proton under this Agreement in any Year shall be one hundred million pounds sterling (£100 million).

For Reuters:

The maximum aggregate liability of Reuters under this Agreement in any Year shall be one hundred million pounds sterling (£100 million).

29.5	No Waiver of Unrelated Matters

This Clause 29 is not intended to constitute a waiver of any rights of one party against any other with regard to matters unrelated to this Agreement.

29.6	Application of Limitations of Liability

(A)	Proton’s limitations of liability set out in this Clause 29 shall not apply to:

(i)	the indemnity given by Proton in Clause 31.5;

(ii)	any damage or loss incurred by any member of the Reuters Group due to the wilful or deliberate act or omission of any member of the Proton Group or their employees, contractors or agents.

(B)	Reuters limitations of liability set out in this Clause 29 shall not apply to any damage or loss incurred by any member of the Proton Group due to the wilful or deliberate act or omission of any member of the Reuters Group, their employees, contractors or agents.

29.7	Liability to members of the Group

Each party acknowledges and agrees that this Agreement is being entered into for the benefit of it and the members of its Group and that any loss or

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damage suffered by any member of the its respective Group arising out of or in connection with this Agreement shall be recoverable by the relevant party as if it were loss or damage suffered by it.

30.	WARRANTIES AND UNDERTAKINGS

30.1	Proton Warranties and Undertakings

Proton hereby represents, warrants and undertakes that:

(A)	the Services shall conform with and meet each of their applicable and corresponding Service Levels;

(B)	in fulfilling its obligations under this Agreement it shall employ at a minimum such levels of skill, prudence and foresight as would be expected of an undertaking operating in the same industry providing the same or similar services;

(C)	it shall fulfil its obligations hereunder with all due reasonable care and skill and by suitably qualified and trained personnel;

(D)	it shall maintain and employ throughout the term of this Agreement a sufficient number of personnel with sufficiently detailed and reasonable knowledge and experience to enable it to perform its obligations hereunder;

(E)	it shall procure and comply with all licenses, permits, consents and/or authorisations required in connection with the fulfilment of its obligations under this Agreement and Reuters shall, to the extent it is within its reasonable control, provide (or procure the members of the Reuters Group to provide) such assistance as is reasonably requested by Proton in connection therewith;

(F)	it shall comply with all applicable laws, regulations and mandatory or recognised industry codes of conduct (including, without limitation, applicable US regulatory and securities laws) relating, from time to time, to the fulfilment of its obligations under this Agreement;

(G)	it shall, as far as it is aware or ought reasonably to be aware, notify Reuters from time to time of all changes (if any) to any applicable laws, regulations and/or (to the extent relevant to the Services) any mandatory or recognised industry codes of conduct relating to the Services which may impact on the ability of Reuters to provide its services to its ultimate customers, and/or may impact on the manner in which those services are provided; and

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(H)	it has the full power and authority to enter into this Agreement and to perform all of its obligations hereunder.

30.2	Reuters Warranties and Undertakings

Reuters hereby represents, warrants and undertakes that:

(A)	it shall fulfil its obligations hereunder with all due reasonable care, skill, prudence and foresight;

(B)	it shall disclose in writing to Proton anything of which it is aware, or ought reasonably to be aware, which may impact on the ability of Proton to provide the Services, including all changes (if any) to any applicable laws, regulations and/or (to the extent relevant to the Services) any mandatory or recognised industry codes relating to the business of the Reuters Group;

(C)	it shall comply with all licences, permits, consents and authorisations required in connection with the fulfilment of its obligations under this Agreement and Proton shall, to the extent it is within its reasonable control, provide (and shall procure the members of the Proton Group to provide) such assistance as is reasonably requested by Reuters in connection therewith; and

(D)	it shall comply with all applicable laws, regulations and mandatory or recognised industry codes of conduct relating, from time to time, to the fulfilment of its obligations under this Agreement,

provided that Proton’s exclusive remedy for Reuters breach of the warranties in Clauses (C) and (D) shall be that Proton shall be excused performance of its obligations under this Agreement to the extent that such performance would, as a result of Reuters breach, require Proton to breach any of its obligations under this Agreement or any relevant laws, licences, permits, consents or authorisations.

30.3	Duty to disclose

Proton undertakes to disclose in writing to Reuters and/or Instinet (but in Instinet’s case only in respect of breaches relating to Instinet) anything of which it is aware which constitutes a breach of, or is inconsistent with, any of the warranties and undertakings in Clause 30.1 as soon as practically possible after Proton becomes aware of such breach or inconsistency.

30.4	Construction

Each of the warranties in this Clause 30.1 and Clause 30.2 shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to any other warranty.

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31.	INTELLECTUAL PROPERTY AND INDEMNITY

31.1	Proton hereby grants for the term of this Agreement a royalty-free, world-wide licence (or shall procure the relevant members of the Proton Group to grant such a licence) to Reuters and for the benefit of it, any member of the Reuters Group and any Reuters Customers all its IPRs to the extent necessary (subject to Clause 31.2) for Reuters, the Reuters Group and/or Reuters Customers to enjoy the full benefit of the Services.

31.2	The licence granted in Clause 31.1 shall:

(A)	in respect of IPRs contributed to Proton by any member of the Reuters Group pursuant to the Contributions Agreement and/or the Services Agreement, survive termination of this Agreement for whatever reason as a royalty-free, perpetual, irrevocable licence (with full rights to sub-licence) to use and exploit for any purpose; and

(B)	in respect of IPRs developed by Proton during the term of the Agreement without Reuters Group funding, or the development of which was only partially funded by the Reuters Group, continue in full force and effect as a royalty-free licence for a period of twelve (12) months from termination for the purpose of assisting the Reuters Group and/or Reuters Customers to transition to an alternative provider of network services.

31.3	Where any member of the Reuters Group requires a licence to use any of the IPRs referred to in Clause 31.2(B) after the twelve month transition period referred to in Clause 31.2(B), or for any purpose other than the transitional purposes referred to in that Clause 31.2(B), Proton shall grant such a licence to that Reuters Group member on terms to be agreed, which shall be no less favourable to Reuters than the terms offered to other Proton customers in respect of such a licence of the same or similar IPRs and, if no such other licence exists at that time, then on reasonable commercial terms.

31.4	Subject to Clause 15.5, nothing in this Agreement shall constitute an assignment of IPRs from Proton to Reuters or from Reuters to Proton.

31.5	Proton hereby undertakes to indemnify and keep indemnified Reuters against any claim that the provision and enjoyment of the Services constitutes an infringement or alleged infringement of the IPRs of a third party.

31.6	Reuters agrees that for any claims under Clause 31.5 (“IPR Claim”):

(A)	it shall as soon as reasonably practicable notify Proton in writing of any IPR Claim of which it has notice;

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(B)	it shall not make any admission as to liability or agree to any settlement of or compromise any IPR Claim without the prior written consent of Proton; and

(C)	Proton shall, at its request and own expense, be entitled to have the conduct of and/or settle all negotiations and litigation arising from any IPR Claim and Reuters shall, at Proton’s request and expense, give Proton all assistance in connection with those negotiations and litigation, provided that Proton shall consult with Reuters in connection with Proton’s conduct of and/or settlement of such negotiations and litigation.

31.7	If any IPR Claim is made, or in Proton’s reasonable opinion is likely to be made, against any member of the Reuters Group, Proton shall promptly and at its own expense either:

(A)	procure for the Reuters Group the right to continue using and receiving the Services; or

(B)	modify or replace (or procure the modification or replacement of) the infringing part of the Services so as to avoid the infringement or alleged infringement,

and, for the avoidance of doubt, to the extent that Proton is not able to achieve either 31.4(A) or 31.4(B), Reuters shall have right to partially terminate this Agreement in respect of those Services.

31.8	The indemnity under Clause 31.5 shall not apply to any infringement to the extent that such claim arises from:

(A)	any modifications of the Services by any member of the Reuters Group;

(B)	the use of the Services in combination with any other software and/or any equipment not supplied or approved by Proton for use with the Services; or

(C)	any matter relating to the assets transferred by the Reuters Group to the Proton Group under the Contributions Agreement, except to the extent such claim arises from any modification of those assets after such transfer.

32.	AUDIT

32.1	Right to Conduct Audit

Reuters shall have the right from time to time and upon 10 Business Days written notice to conduct an audit to verify (i) the accuracy of Proton’s

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charges; (ii) that the Services are being performed in accordance with its obligations under this Agreement; or (iii) compliance by Proton of any other of its obligations in Clauses 4, 5, 7, 8, 9, 10, 12, 13, 15, 17.3, 19, 20, 22, 23, 25, 28, 30.1(E), 30.1(F), 35.5, 35.6, 38 and 41 (an “Audit”). The Audit must be restricted to the specific matters specified by Reuters in such notice. The Audit may be conducted by such professional auditors or advisers selected by Reuters (including Reuters internal audit department) and approved by Proton (such approval not to be unreasonably withheld or delayed). Reuters and its professional auditors or advisers shall comply with Proton’s reasonable health and safety, security and confidentiality procedures. In no event will this Clause 32.1 (or any other Clause in this Agreement) require Proton to provide Reuters with any proprietary information unrelated to any of its obligations under this Agreement.

32.2	Co-operation of Proton

Proton shall provide (or procure the relevant Proton Group members to provide) to Reuters and its advisers all reasonable facilities and access to its premises during normal office hours, documents and information as Reuters shall reasonably require for the purposes of the Audit and Proton shall, and shall procure that the relevant Proton Group members shall, co-operate fully with Reuters in relation to the Audit. Subject to any obligations of confidentiality to which it is legally bound, Proton shall, and shall procure that the relevant Proton Group members shall, provide Reuters with such reasonable copies of relevant documents and information in such form as Reuters or its advisers shall reasonably require.

32.3	Frequency of Audits

Reuters shall be entitled to conduct an Audit at such times as it may reasonably require subject to a maximum of one (1) Audit in any three (3) month period. Once an item has been Audited pursuant to this Clause 32, Reuters may not conduct a further Audit of that item for a further twelve (12) months, provided that:

(A)	these maximums shall not apply where Reuters bona fide believes that there is a material non-compliance by Proton of any of its obligations under this Agreement which the Audit may detect or establish (and for these purposes, the onus shall be on Proton to prove that Reuters does not have bona fide grounds for such belief); and

(B)	without prejudice to sub-clause (A), where an Audit reveals a discrepancy in Proton’s charges and/or a failure to perform its obligations, Reuters shall have the right to Audit that matter on a quarterly basis until a subsequent Audit reveals no further charges discrepancy or performance failures in respect of that matter.

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32.4	Regulatory Audit Obligations

Notwithstanding anything in this Clause 32, Reuters, and in respect of Services received from the Proton Group, any member of the Reuters Group, shall have the right to conduct such Audits and at such frequency as is required by applicable laws or regulations from time to time, and Clause 32.2 shall apply to each such Audit.

32.5	Cost of Audit

The reasonable costs of the Proton Group incurred in performing the obligations under Clause 32.2 shall be met by Reuters save where the Audit reveals Proton or a member of the Proton Group is materially not in compliance of its obligations under this Agreement and/or there is a discrepancy in Proton’s charges under this Agreement of five per cent. (5%) or more in which case such costs, together with (subject to the parties having agreed in advance the charging basis for that Audit, provided that neither party shall unreasonably withhold or delay such agreement) Reuters reasonable costs of conducting the Audit, shall be met by Proton.

33.	TERM

This Agreement shall take effect on the Effective Date and the Services shall be provided by the Proton Group as from the Service Commencement Date. This Agreement shall be for an initial period until the date five (5) years from the Service Commencement Date (the “Initial Period”) and thereafter shall remain in full force and effect for successive one year periods, unless and until terminated by either party in accordance with this Agreement.

34.	TERMINATION

34.1	Without prejudice to its other rights and remedies either party shall be entitled to terminate this Agreement forthwith by notice in writing if:

(A)	the other party is in material breach of any of the provisions of this Agreement and such breach has not, if capable of remedy, been remedied within thirty days of receipt by that party of written notice from the other requiring such remedy. It is agreed that in relation to each Service, the parties will identify in accordance with Schedule 5 what constitutes a material breach and the combination of non-material and/or persistent breaches which together will (in each case) constitute a material breach;

(B)	any procedure is commenced with a view to the winding-up or re-organisation of the other party (other than for the purpose of a solvent amalgamation or reconstruction and that procedure is not terminated or discharged within thirty (30) days;

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(C)	any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to the other party or all or substantially all of its assets and that procedure is not terminated or discharged within thirty (30) days;

(D)	the holder of any security over all or substantially all of the assets of the other party takes any step to enforce that security and that enforcement is not discontinued within thirty (30) days;

(E)	all or substantially all of the assets of the other party are subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within thirty (30) days;

(F)	the other party is unable to pay its debts as they fall due or enter into a composition or arrangement with its creditors or any class of them; or

(G)	the other party ceases or threatens to cease wholly or substantially to carry on its business, other than for the purpose of a solvent amalgamation or reconstruction.

34.2	Any partial termination of this Agreement by Reuters in accordance with Clause 7.2, shall not affect any other part of this Agreement.

34.3	Either party may terminate this Agreement on not less than six (6) months prior written notice to the other party to terminate the Agreement at the end of the Initial Period or the end of any subsequent annual extension thereof.

35.	EFFECT OF TERMINATION

35.1	On termination of this Agreement, Proton shall (and shall procure that the members of the Proton Group shall) provide all reasonable assistance to ensure that the Reuters Group is able to migrate from the Services to the services of either a third party or a member or members of the Reuters Group at Proton’s then standard charges for such migration services supplied which shall, in any event, be fair and reasonable. Such assistance shall be provided for a maximum period of twelve (12) months from the date of the notice of termination (the “Transition Period”). During the Transition Period, the provisions of this Agreement shall apply except for the provisions of Clause 16 and Schedule 8 (in respect of price reviews/benchmarking).

35.2	Within one month of giving notice of termination or partial termination or three months before the end of the Initial Period, the parties shall agree an Exit Plan in accordance with Schedule 12 which shall describe the timescales for the termination of individual Services and corresponding

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non-application of Service Levels. Proton shall not increase any charges for Services in the period after notice of termination has been given by either party merely because of the fact of termination. During the Transition Period, for the Services that are being terminated:

(A)	there will be no price reviews or benchmarking;

(B)	the volume related discount scheme shall continue to apply; and

(C)	the MAC shall not apply.

35.3	On the termination or partial termination of this Agreement the parties agree and acknowledge that the Council Directive of 14th February, 1977 on the approximation of the laws of Member States relating to the safeguarding of employees’ rights in the event of transfer of undertakings, businesses or part of undertakings or businesses (77/187/EEC) (the “Acquired Rights Directive”) shall apply to the transfer of employees engaged in the provision to the Reuters Group of Services, the subject of that termination or partial termination as applicable, provided that where the Acquired Rights Directive does not apply automatically to such employees, the parties shall apply in good faith to such employees the same tests as are applied by the Acquired Rights Directive to ascertain which employees, if any, would have remained with the Proton Group and which employees, if any, would have transferred to the Reuters Group pursuant to the Acquired Rights Directive had it applied to such employees. Where the parties agree that the Acquired Rights Directive would have resulted in an employee transferring to the Reuters Group if it had applied to such employee then the Reuters Group shall have the right to solicit the employment of such Proton employee. Proton shall not (and shall procure that no member of the Proton Group shall) make a counter-offer to that employee or otherwise attempt to persuade or entice that employee to remain an employee of the Proton Group, provided that nothing in this Clause 35.3 shall require any member of the Proton Group to infringe any applicable laws or regulations or any legally binding contract relating to that employee’s employment with the Proton Group.

35.4	Where the parties cannot agree pursuant to Clause 35.3 whether an employee of the Proton Group would, if the Acquired Rights Directive were to apply to that employee, transfer automatically to the Reuters Group, such employee shall remain an employee of the relevant member of the Proton Group pending resolution of that dispute in accordance with this Agreement, and Proton shall not (and shall procure that the relevant members of the Proton Group shall not) during such period change or offer to change the then current provisions of that employee’s employment contract or the working environment relating to that employee (save in the ordinary course of managing and administering that employee’s employment). To the extent that the resolution of that dispute permits the Reuters Group to solicit that employee in accordance with Clause 35.3 then

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Proton shall reimburse Reuters (for itself and on behalf of each relevant member of the Reuters Group) for all costs and expenses reasonably incurred by any member of the Reuters Group resulting from the relevant member of the Reuters Group obtaining a replacement employee with comparable skills to the employee in question between the period when Reuters should have first had the right under Clause 35.3 to solicit that employee until the date of the resolution of the dispute (the “Dispute Resolution Period”) less the costs that would have been incurred by any member of the Reuters Group in employing that person for such period, provided that Reuters Group shall not be entitled to any such reimbursement pursuant to this Clause where the relevant Proton Group member procures that such employee (or another employee who is (in the reasonable opinion of the relevant Reuters Group Member) able to offer comparable services) will remain available to provide Services to the Reuters Group during the Dispute Resolution Period.

35.5	On termination of this Agreement, Reuters shall have the option to purchase assets at net book value and (prior to the Integration Date) call for the transfer of contracts which, in each case, relate solely to the Services provided to the Reuters Group (which shall be deemed to include all Network Equipment and CPE transferred by the Reuters Group to the Proton Group and Proton shall remove (or procure the removal of) all connections to such equipment which are not for the Reuters Group or Reuters Customers). Proton shall use its reasonable endeavours, in conjunction with Reuters, to procure the transfer of such contracts without a material charge or any penalty.

35.6	On partial termination of this Agreement, Reuters shall have the option to purchase assets (including CPE) at net book value which relate solely to the Services in respect of which the right of termination is being exercised and to call for the transfer of contracts solely relating to the provision of such services, provided that this option can only be exercised where the removal of the asset or transfer of contracts will not in Proton’s reasonable opinion, degrade the services provided by a member of the Proton Group to its other customers, and other Services to any member of the Reuters Group. Proton shall use its reasonable endeavours, in conjunction with Reuters, to procure the transfer of such contracts without a material charge or any penalty.

35.7	Those assets referred to in Clauses 35.5 and 35.6 in respect of which Reuters does not exercise its option to purchase shall be removed from the Sites by or on behalf of Proton, at its own cost, and Reuters shall procure for Proton (and/or its agent as applicable) reasonable access to the Sites for that purpose. Reuters shall have the right to dispose of any such assets situated on part of a Reuters Site under the control of the Reuters Group or on a Customer Site that have not been removed by or on behalf of Proton within 3 months after the end of the Transition Period.

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35.8	Where an asset purchased by the Reuters Group under Clause 35.5 or 35.6 is situated on a part of a Reuters site over which Proton has tenancy or other similar rights (“Tenancy”) the parties shall agree amendments to the terms of any agreements relating to the Tenancy as are appropriate for the Reuters Group to use those assets.

35.9	Notwithstanding any other provision in this Agreement, in the event of termination or partial termination of this Agreement Reuters may discuss the provision of Services with any third party who may be required to provide Network Services to Reuters from time to time, provided that Reuters imposes on such third party obligations of confidentiality in respect of confidential information of members of the Proton Group no less onerous than those imposed on Reuters under this Agreement, and provided further that any disclosure of those terms is limited to that which is reasonably necessary to procure such services from that third party.

36.	DISCONTINUATION OR REFUSAL OF SERVICE FOR REGULATORY REASONS

36.1	Notwithstanding any other provision of this Agreement, Proton and any member of the Proton Group, may refuse to commence the provision of any Services in a jurisdiction, if at the time of the commencement of such Services from a member of the Reuters Group, Proton or any member of the Proton Group (or the relevant supplier) does not have the necessary regulatory permission, licence, consent or contractual right (“Licence”) to provide such Services in that jurisdiction.

36.2	Notwithstanding any other provision of this Agreement, but subject to Clauses 36.3 and 36.4, Proton may suspend or discontinue the provision of (and/or procure any member of the Proton Group to suspend or discontinue the provision of) any Services in any jurisdiction if:

(A)	Proton or the relevant member of the Proton Group or a supplier of the Proton Group receives a notification, order or other formal legally binding requirement from a government regulator or other body exercising executive powers in that jurisdiction that any such member of the Proton Group or its supplier, as appropriate, must suspend or discontinue the provision of such Services; or

(B)	Proton, or the relevant member of the Proton Group (as the case may be) in its reasonable opinion believes that the continued provision of such Services will result in, or there will be a material risk of, a member of the Proton Group or a supplier of the Proton Group in the relevant jurisdiction receiving a notification order or other binding requirement referred to in sub-clause 36.2 (A) either in respect of the Services or in respect of any other services provided by any person to any customer under the same Licence.

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36.3	The relevant member of the Proton Group’s right to suspend or discontinue the provision of Services (or to procure the same) in accordance with Clause 36.2 shall be subject to Proton (or the relevant member of the Proton Group) giving the relevant member of the Reuters Group prompt written notice (A) of any notification, order or other formal legally binding requirement or prohibition referred to in Clause 36.2 (A); or (B) on forming such opinion referred to in Clause 36.2(B).

36.4	The right for Proton or the relevant member of the Proton Group to suspend or discontinue the provision of Services in accordance with Clause 36.2 shall be without prejudice to Reuters’ and members of the Reuters Group’s other rights and remedies under this Agreement to the extent that the suspension or discontinuance of the Services results from acts or omissions of any member of the Proton Group or any supplier to the Proton Group, provided that a Reuters Arrangement (defined in Clause 36.5) shall be deemed not to result from an act or omission of any member of the Proton Group or its suppliers (as the case may be).

36.5	The parties acknowledge that in certain jurisdictions Proton (or a member of the Proton Group) may from time to time notify Reuters (or a member of the Reuters Group) that in the reasonable opinion of the relevant Proton Group member the provision or continued provision of certain Services in that jurisdiction is likely to lead to a material increase in the risk of a government regulator or other body exercising executive powers in that jurisdiction issuing a notification, order or other formal legally binding requirement referred to in Clause 36.2 either in respect of those Services or in respect of other services provided by any person to any customer in that jurisdiction under the same Licence. The parties further acknowledge that in response to such a notice from the Proton Group, or a member of the Proton Group advising it or its supplier does not have the relevant Licence, the relevant member of the Reuters Group may request the relevant member of the Proton Group to proceed and/or to continue (as the case may be) to provide the relevant Services notwithstanding the likelihood of a material increase in risk referred to in this Clause 36.5 or the relevant Proton Group member not having a Licence (a “Reuters Arrangement”). For the avoidance of doubt, subject to the terms of this Clause 36 neither Proton or the members of its Group shall be obliged to provide, recommence or continue the provision of the Services in respect of any Reuters Arrangement.

36.6	In taking any action to refuse, suspend, or discontinue the provision of Services (or in procuring the same in accordance with Clauses 36.1 or 36.2, Proton shall (and shall procure that the relevant members of the Proton Group shall):

(A)	treat Reuters’ and the Proton Group’s other customers in a non-discriminatory manner;

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(B)	take such steps as are reasonably practicable to prevent or minimise any interruption to existing Services in respect of the relevant jurisdiction; and

(C)	as soon as reasonably possible consult and explore with Reuters all reasonable alternative solutions, if any, that would allow the continuation, commencement or re-commencement of the provision of Services in the relevant jurisdiction.

36.7	Proton shall provide Reuters at regular intervals, which shall be no less than three (3) monthly in respect of any countries in which there is a Reuters Arrangement in place from time to time and any other agreed country or countries, with updates in respect of it’s the Proton Group’s regulatory status in any in any jurisdiction.

36.8	Reuters and/or the relevant member of the Reuters Group may exercise partial termination of this Agreement, on written notice to the relevant member of the Proton Group, in respect of any Services that the Proton Group has suspended or discontinued pursuant to this Clause 36, together with any Related Services.

37.	REUTERS OBLIGATIONS/REUTERS SERVICES EQUIPMENT

37.1	Reuters agrees to only use the Services in connection with making the Services available to Reuters Customers as part of a bundled service with Reuters non telecommunications products and services.

37.2	Reuters shall inform Proton as part of the Quarterly Contract Review referred to in Clause 11.1 of any matter of which it becomes aware which may have a material effect on the Services, Network Equipment or CPE, including without limitation notice of any activities which may materially increase volumes or usage of the Services by Reuters or any member of the Reuters Group.

37.3	Reuters agrees that it shall not (and shall procure each member of the Reuters Group shall not):

(A)	resell or otherwise make available the Services to any person except as permitted under Clause 37;

(B)	use the Services for any unlawful purposes;

(C)	knowingly publish, post, distribute or disseminate defamatory, obscene, indecent or other unlawful material or information on or over the Network;

(D)	knowingly introduce a virus or corrupt material or information into or on the Network or CPE;

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(E)	knowingly obtain or attempt to obtain access, through whatever means, to areas of the Network or CPE which Reuters are not authorised to access; and

(F)	knowingly intercept third party messages or data passing over the Network.

37.4	In respect of CPE supplied to the Reuters Group by Proton or a member of the Proton Group (“the Items”), Reuters agrees:

(A)	the Items will remain the property of the relevant member of the Proton Group or its supplier’s at all times;

(B)	not to remove or alter any identification, proprietary or copyright mark or notice on the Items showing that it is owned by the relevant member of the Proton Group or its suppliers;

(C)	when the ownership of the Items is relevant, to inform third parties that the Items are the property of the relevant member of the Proton Group or its suppliers;

(D)	that it is responsible for the safe custody of the Items whilst they are in the custody of Reuters or any member of the Reuters Group, including but not limited to procuring and maintaining adequate insurance cover in respect of the Items;

(E)	to keep the Items at the relevant Site in accordance with the relevant member of the Proton Group’s reasonable safety, security and environmental instructions;

(F)	not to attempt to let, sell, charge or otherwise deal with the Items;

(G)	not to permit any execution or distress to be levied or used against the Items or permit the Items to be seized under or affected by any distress, execution or other legal process;

(H)	to notify the relevant member of the Proton Group promptly of any material damage to the Items of which it becomes aware; and

(I)	not to connect any equipment to the Network or CPE unless such equipment is provided by the relevant member of the Proton Group and/or approved by it for such connection.

37.5	Reuters shall not knowingly do anything which shall prevent Proton from fulfilling its obligations under the Integration Plan and shall co-operate in good faith with any reasonable requests in relation to the implementation of the Integration Plan.

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37.6	Proton shall notify and consult with Reuters in relation to any circumstance where the implementation of the Integration Plan is likely to have a material adverse effect on the Services or Service Levels.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each party shall treat as confidential all information obtained as a result of negotiating and entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement;

(D)	the other party;

(E)	Reuters Group members and/or Reuters Customers; or

(F)	Proton Group members.

38.2	Neither party shall use any such confidential information other than for the purpose of performing its obligations under this Agreement.

38.3	Each party shall procure that any person to whom such confidential information is disclosed by it and each member of its Group complies with the restrictions set out in this Clause 38.1 as if such person were a party to this Agreement.

38.4	Permitted Disclosure.

Subject to Clause 38.5, either party may disclose such confidential information:

(A)	if and to the extent required by law or for the purpose of any judicial proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Stock Exchange or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law or required by US regulatory or securities laws;

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(C)	if and to the extent required in referring a dispute for resolution pursuant to Clause 39.2;

(D)	to its professional advisers, auditors and bankers; and

(E)	if and to the extent the information has come into the public domain through no fault of that party; or

in the case of Reuters to any member of the Reuters Group in connection with their receipt of the Services.

38.5	Protective Orders

If either party intends to disclose any confidential information pursuant to Clause 38.4 (A) or (B), then it shall give prior written notice to the other party (where it is reasonably able to do so) and shall not disclose such confidential information without providing the other party with a sufficient opportunity (where possible to do so) to obtain a Court order or other ruling or to take such steps as may be necessary to remove the requirement for such disclosure or to ensure that the confidentiality of such information is preserved to the maximum possible extent.

38.6	Duration of Obligations

The restrictions contained in this Clause 38.1 shall continue to apply to each party without limit in time.

39.	DISPUTE RESOLUTION AND ESCALATION

39.1	Escalation

Any dispute which may arise concerning the construction, meaning or effect of this Agreement, any matter arising out of or in connection with this Agreement and any matter expressed in this Agreement to be subject to escalation shall in the first instance be referred to both parties’ nominated representatives referred to below, for discussion and resolution. Each level of escalation referred to below shall have:

(A)	ten (10) Business Days (or such other period as may be agreed by the parties) for resolution of disputes and other matters and escalation of any matter other than those referred to in sub-clause (B); and

(B)	three (3) Business Days (or such other period as may be agreed by the parties) in respect of escalation of any matter under Schedule 3, 5, 7 or 13,

after which it shall be referred to the next escalation level.

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The levels of escalation referred to in this Clause 39.1 (Dispute Escalation) above are:

Level	Proton	Reuters

First Level	Operations Manager	Regional or subsidiary project manager

Second Level	Head of Operations	Global Communications Director

Third Level	Divisional Head of Operations	Head of Operations and Development, Reuters Information

Fourth Level	Finance Director	Finance Director

If any of the above are unable to attend a meeting, a substitute may attend provided that such substitute has at least the same seniority and is authorised to settle the unresolved matter.

39.2	Final Settlement of Disputes

Any dispute which cannot be resolved by the parties pursuant to Clause 39.1 shall be resolved as follows:

(A)	if the dispute is of a technical nature then it shall be referred for final settlement to an expert nominated jointly by the parties or, failing such nomination within ten (10) Business Days after one party’s request to the other therefor, nominated at the request of either party by the President from time to time of the Institute of Electrical Engineers. Such expert shall be deemed to act as an expert and not as an arbitrator. The expert’s decision shall be final and binding on the parties and his fees for so acting shall be borne by the parties in equal shares or as the expert shall determine. Notwithstanding the foregoing if the expert shall fail to come to a decision within ninety (90) days of his appointment the dispute shall be submitted to the exclusive jurisdiction of the Court of England;

(B)	all other disputes shall be submitted to the exclusive jurisdiction of the Court of England.

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39.3	Interim Relief

Notwithstanding the foregoing provisions of this Clause 39, nothing in this Agreement shall prevent a party from applying to the court for interim relief pending the resolution of a dispute in accordance with the provisions of this Agreement.

40.	CHANGE CONTROL

40.1	Change Control Procedure

Changes to this Agreement and the Schedules hereto shall be dealt with in the manner set out in the Change Control Procedure.

40.2	Validity of Changes

No change in the provisions of this Agreement (including but not limited to the terms of this Agreement and the Schedules hereto) shall be effective unless it is:

(A)	in writing, expressly stated to amend this Agreement;

(B)	is signed by an authorised signatory of each party; and

(C)	is made in accordance with the provisions of this Agreement.

41.	DATA PROTECTION

41.1	Compliance with Data Protection Acts

Proton undertakes that in performing its obligations hereunder it (and each member of the Proton Group), to the extent it applies, shall comply with the provisions of the Data Protection Act 1998 and such legislation and guidelines which amends or replaces such legislation and all other legislation having similar effect anywhere in the world to the extent it is relevant.

41.2	Seventh Data Protection Principle

Without prejudice to Clause 41.1, Proton undertakes that it (and each member of the Proton Group), to the extent it applies, shall comply with the obligations of a “Data Controller” under the provisions of the Seventh Data Protection Principle (the “Seventh Principle”) as set out in Schedule 1 Part II of the Data Protection Act 1998 to the extent that the Seventh Principle applies to Proton in respect of this Agreement.

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41.3	Reuters Instructions

Proton undertakes to Reuters that neither it or any member of the Proton Group shall process any personal data of any member of the Reuters Group (including personal data of Reuters Customers) as part of the Services unless it is acting on the instructions of Reuters.

42.	SET OFF

Reuters may set off any amounts due from Proton to Reuters from any amount payable by Reuters to Proton under this Agreement.

43.	FORCE MAJEURE

43.1	Events of Force Majeure

Each party shall be excused from any default or delay in the performance of any of its obligations hereunder to the other party (the “Non-Claiming party””) for any period and to the extent that the party (the “Claiming party”) is prevented from performing any such obligation hereunder in whole or in part, as a result of delays caused by the Non-Claiming party, an act of God, civil disturbance, explosion, sabotage, court order, strike, riot, fire, flood or violent storm (as recognised by the Meteorological Office), act of public enemy, lock-out or other industrial disturbance (other than relating to the Claiming Party or its agents or sub-contractors), war declared or undeclared, threat of war, terrorist act, blockade, revolution, insurrection, public demonstration provided that:

(A)	the Claiming party could not have avoided such circumstances by taking precautions which he ought reasonably to have taken including without limitation, placing advance orders for the supply of goods or services or the employment of additional staff; and

(B)	the Claiming party has used its reasonable endeavours to mitigate the effect of such circumstance and to perform its obligation.

43.2	Duty to Inform

The Claiming party shall as soon as reasonably possible notify the Non-Claiming party of the nature and extent of the circumstances giving rise to the delay or non-performance claim pursuant to this Clause 43.

43.3	Right of Termination

Notwithstanding the foregoing if the Force Majeure continues for a period of twenty (20) Business Days then, without prejudice to the other rights and remedies under this Agreement, the Non-Claiming party may forthwith,

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at its discretion, exercise partial termination in respect of the affected Services and any Related Services.

44.	REMEDIES AND WAIVERS

44.1	Delay or omission

No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

44.2	Single or partial exercise

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

44.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

44.4	Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which either party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or order for specific performance would in appropriate circumstances be available.

45.	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

46.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

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47.	ASSIGNMENT

47.1	Neither party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld.

47.2	Notwithstanding Clause 47.1, Reuters may assign any of its rights or obligations to any member of the Reuters Group, without the consent of Proton, provided that:

(A)	Reuters shall remain liable to Proton for its obligations under this Agreement, unless the assignee is of at least comparable financial standing as Reuters; and

(B)	the assignee is not situated in a jurisdiction which would have a material detrimental impact on Proton’s ability to enforce its rights under this Agreement, and Proton (acting reasonably in all respects) is satisfied that the assignee has at least a similar financial standing to Reuters; and

(C)	the assignee is not a direct competitor of a member of the Proton Group in the supply or resale of Network Services.

47.3	In the event that Reuters sells or otherwise disposes of any member of the Reuters Group that receives Services, Proton shall (or shall procure that a member of the Proton Group shall) enter into a direct agreement with such member on identical terms, so far as is relevant to such member.

48.	ANNOUNCEMENTS

48.1	Restrictions on public announcements

No public announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed. This Clause does not apply in the circumstances described in Clause 48.2.

48.2	Permitted announcements

Notwithstanding the previous provision of this Clause 48, either party may, whenever practicable after consultation with the other party, make an announcement concerning this Agreement or any ancillary matter if required by:

(A)	law;

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(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) The Stock Exchange or The Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

48.3	Duration of restrictions

The restrictions contained in this Clause 48 shall continue to apply to each party without limit in time.

49.	NOTICES

49.1	Notices to be in writing

A notice under this Agreement shall only be effective if it is in writing. Faxes (but not any other form of electronic communication) are permitted.

49.2	Addresses

Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

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Party and title of individual	Address	Facsimile no.

Reuters - Global Communications Director	85 Fleet Street,	020 7542 6351
London,
EC4P 4AJ

with a copy to the legal department of Reuters	85 Fleet Street,	020 7542 5406
London,
EC4P 4AJ

Proton -	St. Brides House,	020 7542 9416
Divisional Head of Operations	Salisbury Square,
London EC4Y 8JL

with a copy to General Counsel	St. Brides House,	020 7542 9416
Salisbury Square,
London EC4Y 8JL

Instinet Corporation - Senior Vice President,	850 Third Avenue,
Global Infrastructure	New York,
New York 10022

with a copy to General Counsel, Legal and	875 Third Avenue,
Compliance Department	New York,
New York 10022

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 49. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

49.3	Receipt of Notices

(A)	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i)	if delivered personally, on delivery;

(ii)	if sent by first class post, two (2) clear Business Days after the date of posting; and

(iii)	if sent by facsimile, when correctly despatched.

(B)	Any notice given under this Agreement outside normal working hours in the place to which it is addressed shall be deemed not to

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have been given until the start of the next period of Working Hours in such place.

50.	ENTIRE AGREEMENT

50.1	Pre-contractual statement

For the purpose of this Clause 50 “Pre-contractual Statement” means a draft, agreement, undertaking, representation, warranty, premise, assurance or arrangement of any nature whatsoever whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

50.2	Whole and only agreement

This Agreement (together with the Schedules) together constitute the whole and only agreement as at the date hereof between the parties relating to the subject matter of this Agreement.

50.3	Pre-contractual Statements superseded

Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

50.4	No reliance on Pre-contractual Statements

Each party acknowledges that in entering into this Agreement on the terms set out in this Agreement, it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

50.5	Exclusion of other rights of action

No party shall have any right of action (except in the case of fraud) against any other party arising out of or in connection with any Pre-contractual Statement except to the extent that such pre-contractual statement is repeated in this Agreement.

50.6	Variation

This Agreement may only be varied in writing signed by Reuters and Proton (for themselves and on behalf of each member of its respective Group).

51.	FURTHER ASSURANCE

Each party shall co-operate with the others and execute and deliver to the others such instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

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52.	SUCCESSORS AND ASSIGNS

This Agreement shall inure to and be binding upon the parties and their respective successors and permitted assigns.

53.	NO PARTNERSHIP

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties or constitute any party the agent of the other party for any purpose.

54.	COUNTERPARTS

54.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

54.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

55.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

55.1	The parties acknowledge and agree that those terms of this Agreement which place obligations on Proton in respect of the Reuters Group, or otherwise expressly grant rights to the Reuters Group and/or members thereof, are intended, subject to the remaining provisions of this Clause 55, to be enforceable by any member of the Reuters Group by virtue of the Contracts (Rights of Third Parties) Act 1999.

55.2	Clause 55.1 shall operate to confer a right on a member of the Reuters Group to enforce a term of this Agreement only during such time as it is and remains within the Reuters Group.

55.3	Those terms of this Agreement which place obligations on Reuters in respect of the Proton Group, or otherwise expressly grant rights to the Proton Group and/or members thereof, are intended, subject to the remaining provisions of this Clause 55, to be enforceable by any member of the Proton Group by virtue of the Contracts (Rights of Third Parties) Act 1999.

55.4	Clause 55.3 shall operate to confer a right on a member of the Proton Group to enforce a term of this Agreement only during such time as it is and remains within the Proton Group.

55.5	Notwithstanding the provisions of Clauses 55.1 and 55.3, this Agreement may be rescinded or varied in any way and at any time by Proton and

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Reuters without the consent of any other member of the Reuters Group or Proton Group.

55.6	Subject to Clauses 55.1 to 55.4, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

56.	JURISDICTION OF ENGLISH COURTS

Subject to Clause 39, the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceedings, suit or action arising out of or in connection with this Agreement shall therefore be brought in the English courts. Each party agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of each of the parties.

57.	CHOICE OF GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

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Signed by	)
For and on behalf of	)
REUTERS LIMITED	)

Signed by	)
For and on behalf of	)
PROTON	)

SCHEDULES*

     SCHEDULE 1: Services Description

     SCHEDULE 2: Sites

     SCHEDULE 3: Network Management

     SCHEDULE 4: Security Management

     SCHEDULE 5: Performance Management

     SCHEDULE 6: Performance Credits

     SCHEDULE 7: Contract Management

     SCHEDULE 8: Rates and Charges

     SCHEDULE 9: Benchmarking

     SCHEDULE 10: Billing and Financial Reporting

     SCHEDULE 11: Specific Subsidiary Requirements

     SCHEDULE 12: Exit

     SCHEDULE 13: Business Continuity Planning

     SCHEDULE 14: Development Project

     SCHEDULE 15: Volume Related Discount

     SCHEDULE 16: Global or Strategic Products

* Omitted